Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

MASTEC NORTH AMERICA, INC.,

MASTEC, INC.,

WANZEK CONSTRUCTION, INC.,

THE SHAREHOLDERS OF WANZEK CONSTRUCTION, INC. AND

THE SELLERS’ REPRESENTATIVE

Dated as of October 4, 2008

		PAGE
ARTICLE 1 DEFINITIONS		2
1.1.	Certain Definitions	2
1.2.	Glossary of Other Defined Terms	12

ARTICLE 2 SALE AND TRANSFER OF SHARES; PURCHASE PRICE		14
2.1.	Shares	14
2.2.	Purchase Price	15
2.3.	Payment of Purchase Price	15
2.4.	Estimate of Purchase Price	15
2.5.	Post-Closing Purchase Price Adjustment	16
2.6.	Consideration for Non-Competition	19
2.7.	Collection and Assignment of Excluded Accounts Receivable and Actual Uncollected Accounts Receivable; and Payment for Reduction to Related Accounts Payable	19
2.8.	Post-Closing Purchase Price Adjustment and Assignment for Retainage	19

ARTICLE 3 CLOSING		20
3.1.	Closing	20
3.2.	Closing Obligations	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		22
4.1.	Organization and Good Standing	22
4.2.	Authority; No Conflict	23
4.3.	Required Consents	23
4.4.	Capitalization	24
4.5.	Financial Statements	24
4.6.	Books and Records	25
4.7.	Title To Properties; Shares; Encumbrances	25
4.8.	Accounts Receivable	25
4.9.	Inventory	26
4.10.	No Undisclosed Liabilities	26
4.11.	Indebtedness	26
4.12.	Taxes	26
4.13.	No Material Adverse Effect	29
4.14.	Employee Benefits	29
4.15.	Compliance with Legal Requirements; Governmental Authorizations	32
4.16.	Legal Proceedings	32
4.17.	Absence of Certain Changes and Events	32
4.18.	Contracts; No Defaults	33
4.19.	Insurance	35
4.20.	Real Property	36
4.21.	Environmental Matters	36
4.22.	Employees	37
4.23.	Labor Relations; Compliance	38

i

(CONTINUED)

(CONTINUED)

Exhibits:

Exhibit A	Form of Escrow Agreement
Exhibit B	Closing Certificate
Exhibit C	Post-Closing Certificate
Exhibit D	Jon Employment Agreement
Exhibit E	Headquarters Lease
Exhibit F	Maintenance Facility Purchase Agreement
Exhibit G	Form of Executive Employment Agreement
Exhibit H	Form of General Release

Schedules:

Sellers’ Disclosure Schedule

Buyer’s Disclosure Schedule

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of October 4, 2008 (the “Effective Date”), by and among MasTec North America, Inc., a Florida corporation (“Buyer”), MasTec, Inc., a Florida corporation, solely in its capacity as guarantor pursuant to and as limited by Section 12.17 hereof (the “Guarantor”), Wanzek Construction, Inc., a North Dakota corporation (the “Company”), Trust B under the Amended and Restated Living Trust of Leo Wanzek dated February 2, 2000, a North Dakota trust (“QTIP”), Janet L. Wanzek, a North Dakota resident (“Janet”), Wanzek Construction 2008 Irrevocable Trust, a North Dakota trust (“IDIT”), Jon L. Wanzek, a North Dakota resident (“Jon”) and Jon L. Wanzek 2008 Two-Year Irrevocable Annuity Trust, a North Dakota trust (“GRAT”) (QTIP, Janet, IDIT, Jon and GRAT taken together are the “Sellers”), and Jon, as Sellers’ Representative (the “Sellers’ Representative”). Each of the Buyer, Guarantor, Company, Sellers, and Sellers’ Representative is a “Party” and together, the “Parties.”

RECITALS

A. The Company is engaged in the business of providing comprehensive construction services (including complete balance of plant services) including with respect to wind energy projects (including tower and turbine erection (including heavy lift) civil construction, electrical installation, foundation design and construction, and site and road design and construction), other renewable energy plants, industrial processing plants, power plants, sugar processing plants, industrial agricultural projects, projects related to oil and gas, biofuels, petrochemical and refining, crushing and exploration plants, heavy/civil construction for both the public and private sectors including commercial projects, dams and bridges (the “Business”).

B. Sellers own all of the outstanding shares of capital stock of the Company (the “Shares”).

C. Sellers desire to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Guarantor, the Company, Sellers and the Sellers’ Representative agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Adverse Consequence” means any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of defense and reasonable attorneys’ fees) diminution of value, or costs of cleanup, containment, or other remediation, whether or not involving a third party claim.

“Affiliate” means with respect to any Person (a) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (b) each Person who is at such time an officer, director of, or direct or indirect beneficial holder of ten percent (10%) or more of such specified Person, and (c) each Related Person of such Person.

“Applicable Contract” of either the Sellers or the Company means any Contract (a) under which such party has or could at any time acquire any rights, (b) under which such party has or could at any time become subject to any Liability, or (c) by which such party or any of the assets owned or used by it is or may become bound.

“Base Purchase Price” means Two Hundred Fifteen Million and NO/100ths Dollars ($215,000,000.00).

A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in the Cities of New York, New York, Miami, Florida or Fargo, North Dakota.

“Buy Sell Agreement” means that certain Buy Sell Agreement, dated December 29, 2005, by and among the Company and the shareholders party thereto.

“Buyer Indemnified Persons” means Buyer and its Representatives, Related Persons and Affiliates, including, from and after the Closing, the Company.

“Buyer’s Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Buyer to Sellers in connection with this Agreement.

“Cash” means cash in the bank plus (i) deposits in transit to the extent there has been a reduction of Accounts Receivable on account thereof plus (ii) petty cash, minus (iii) outstanding checks and wires in transit.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Consents” means the Consents set forth in Section 3.2(a)(x) of the Sellers’ Disclosure Schedule which are required to be delivered by Sellers to the Buyer at or prior to Closing.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Sellers to Buyer; (b) the execution, delivery, and performance of the Sellers’ Closing Documents and Buyer’s Closing Documents; and (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement and any agreement executed and delivered pursuant to the terms hereof.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contract Threshold Amount” means $100,000, except with respect to purchase orders, in which case $500,000.

“Disclosed Matters” means those Liabilities, matters, benefit plans, disputes, violations, citations, penalties, claims, Proceedings or potential or Threatened Liabilities, disputes, violations, citations, penalties, claims or Proceedings disclosed in Sections 4.12(c), 4.14(a), 4.14(h), 4.14(i), 4.15(a), 4.16, 4.17 (but only with respect the transfer or distribution of the Company’s interest in the NetJets Agreements and the transfer or distribution of the Company’s interest in the Headquarters property set forth therein), 4.18(b), 4.21, 4.22(d), 4.22(g), 4.24(b) and 4.30 of the Sellers’ Disclosure Schedule and relating to the Sellers’ life insurance policies to be assigned by the Company prior to Closing as set forth in Section 3.2(a)(xiii).

“Disclosure Schedules” means the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule.

“Eide Bailey Expenses” means the costs and expenses arising from the services provided by Eide Bailey LLP pursuant to that certain engagement letter agreement, dated September 10, 2008, between the Company and Eide Bailey LLP.

“Employee Obligations” means obligations of the Company in respect of (i) all retention bonus payments payable to the employees of the Company, including all payments pursuant to those retention bonus agreements set forth in Section 4.14(i) of the Sellers’ Disclosure Schedule regardless of when such payments are due and payable and regardless of whether such payments are ultimately paid and (ii) any deferred compensation payable to the employees of the Company, including all payments or obligations relating to the Company’s Incentive Deferred Compensation Plan and those deferred compensation plans set forth in Section 4.14(a) of the Sellers’ Disclosure Schedule regardless of when such payments are due and payable and regardless of whether such payments are ultimately paid.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, easement, mortgage, title defect, right of first refusal, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any claim, demand, order, suit, cost, damages, expense, Liability, obligation (including any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement which has been adopted and is effective prior to the Closing Date that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equipment Deposits” means deposits, the rights to which are held by the Company, made in the Ordinary Course of Business for the purchase of equipment that has not been fully paid for or received by the Company prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules promulgated thereunder.

“Excluded Accounts Receivable” means the accounts receivable excluded from the definition of Net Working Capital.

“Exclusivity Agreement” means that letter agreement, dated September 3, 2008, by and among the Buyer, the Company, Jon, the Wanzek Family Limited Partnership I, LLLP and the Sellers’ Representative.

“Facilities” means any real property, leaseholds, or other interests owned, leased or operated by the Company and any buildings, plants, structures, or fixtures thereon.

“Financial Statements” means, collectively, the Interim Financial Statements, the Reviewed Financial Statements and the Audited Financial Statements.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared by the Company prior to the Closing Date to the extent such preparation is not inconsistent with generally accepted United States accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Headquarters” means the Company’s headquarters located at 16553 37th Street Southeast, Fargo, North Dakota.

“Headquarters Lease” means a lease agreement to be entered into between the Company and Zephyr I, LLP, a North Dakota limited liability partnership with respect to the Headquarters in substantially the form attached hereto as Exhibit E.

“Headquarters Property” means the building and approximately 100 acres of land with street address of 16553 37th Street Southeast, Fargo, North Dakota and with legal description of Lot 1 and Lot 2, Block 1 or Leo’s Subdivision, Part of the North half of Section 9, Township 139 North, Range 50 West, Cass County, North Dakota.

“Income Taxes” means all Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth, membership interests or capital stock, but excluding Taxes that are in the nature of sales, use, property, Transfer, recording, or similar Taxes.

“Indebtedness” means all obligations of the Company in respect of (i) indebtedness for borrowed money, (ii) notes, bonds, debentures, and similar instruments; (iii) capitalized leases; (iv) obligations under conditional sale or other title retention agreements; (v) deferred purchase price for property or services (including all “earnout” and similar obligations but excluding accounts payable incurred in the Ordinary Course of Business and reflected as current liabilities on the Closing Balance Sheet and executory contracts for the purchase of fixed assets described in Section 4.18(a) of the Seller’s Disclosure Schedule); (vi) guarantees of indebtedness of any other Person (which for purposes of clarity excludes the Personal Guarantees (but not the underlying Indebtedness) as such guarantees were made by the Sellers and not the Company); (vii) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty (but excluding obligations for bonded work); and (viii) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate SWAPS, breakage costs, make-whole premiums or penalties and other costs and expenses associated with the repayment of any of the foregoing.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) registered and unregistered trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith and all common law rights with respect thereto, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, designs, and blue prints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“Inventory” means all inventories of raw materials, work in process, component parts and finished goods (including goods in transit from or to the locations at which the Business is conducted), including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means the knowledge after reasonable inquiry based upon such Person’s position and title with the Company of a particular fact or other matter being possessed as of the pertinent date by the Sellers or by any officer, director or key employee of the Company or the Buyer, as applicable. For purposes of clarity, the officers, directors and key employees the Company are those persons listed in Section 4.22(b) of the Sellers’ Disclosure Schedule.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Maintenance Facility Property” means the land and buildings with street addresses of 1910 Main Avenue West, West Fargo, North Dakota 58078 and 1916 NW 2nd Avenue, West Fargo, North Dakota 58078.

“Maintenance Facility Purchase Agreement” means a purchase agreement to be entered into between the Company and Wanzek Family Limited Partnership I, LLLP, a North Dakota limited liability limited partnership, for the purchase and sale of the Maintenance Facility Property in substantially the form attached hereto as Exhibit F.

“Material Adverse Effect” means any effect, change, development or circumstance that materially adversely affects or could reasonably be expected to materially adversely affect (i) the financial condition, business or results of operations of the Company taken as a whole other than changes in conditions (including federal, state or local government actions or inactions including the failure to renew the U.S. Production Tax Credit application or regulations) applicable to the economy or the wind energy industry on a national, regional, state or local basis, except for such effects which have a materially disproportionate impact on the Company, relative to other companies in the construction industry or (ii) the ability of the Sellers or the Company to consummate the transactions contemplated hereby.

“NetJets Agreements” means collectively that certain (i) Fractional Interest Purchase Agreement dated August 20, 2008, by the Company and NetJets Sales, Inc., (ii) Gulfstream 200 Bill of Sale and Assignment dated August 20, 2008, by NetJet Sales, Inc., (iii) Gulfstream 200 Fractional Ownership Owners Agreement dated August 20, 2008, by the Company, (iv) Gulfstream 200 Fractional Ownership Program Management Services Agreement dated August 20, 2008, by and between the Company and NetJets Aviation, Inc., (v) Master Dry-Lease Aircraft Exchange Agreement dated August 20, 2008, by and between the Company and NetJets Services, Inc., (vi) Recognition Agreement dated August 20, 2008, by and among the Company, NetJets Aviation, Inc., NetJets Sales, Inc., NetJets Services, Inc. and the CIT Group/Equipment Financing, Inc. and (vii) all other documents and agreements entered into in connection therewith.

“Net Working Capital” means as of any particular date (a) the value of all current assets, excluding Cash, Cash Equivalents, Equipment Deposits, accounts receivable from any Seller or any Related Person of any Seller, accounts receivable that are delinquent or older than one-hundred and twenty (120) days, and all “other receivables” which were in an amount of approximately $189,000 on the Company’s balance sheet as of June 30, 2008 of the Company less (b) the amount of all current Liabilities, including accrued current Liabilities not yet due, but excluding (i) the Eide Bailey Expenses and (ii) all Indebtedness and Taxes of the Company determined in each case in accordance with GAAP; provided that and regardless of whether such accruals were included in the Financial Statements, current Liabilities shall include (x) employee bonus accruals for 2008 based upon a total bonus pool of $1,900,000 and the percentage of calendar year 2008 elapsed prior to the Closing Date and (y) accruals for profit sharing under the Wanzek Construction, Inc. 401(k) Plan as set forth in Company’s books and records, as updated ratably for the portion of calendar year 2008 which elapses prior to the Closing Date. For purposes of clarity, as of any particular date, current assets includes all retainage projected to be collected within one (1) year following such date, and excludes all retainage projected to be collected more than one (1) year following such date.

“Neutral Accountant” means, unless otherwise agreed in writing by Sellers’ Representative and Buyer, an accountant mutually satisfactory to Sellers’ Representative and Buyer who satisfies each of the following requirements (unless otherwise agreed by Sellers’ Representative and Buyer): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the date of this Agreement; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and (iv) the accountant is willing to accept engagement as a Neutral Accountant on the terms and conditions of this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of any court, arbitration board, administrative agency or Governmental Body.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation or organization and the bylaws or operating agreement of an entity; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of an entity; (c) any agreements relating to the ownership of the capital stock, membership interests or other equity interests of an entity and/or the governance of such entity to which shareholders or members of such entity are parties; (d) the trust agreement and all other governing documents which grant or limit the power of a trust or the power of a trustee of a trust; and (e) any amendment to any of the foregoing.

“Permitted Encumbrances” means (a) statutory liens for Taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (b) mechanics, materialmen’s, carriers, warehouseman’s, repairman’s and similar Encumbrances incurred in the Ordinary Course of Business securing amounts not yet due and payable or being contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters that appear in the title commitments or insurance policies regarding real property that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of such real property as currently owned, used and operated by the Company; (e) any pledge or deposit made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other social security laws or other statutory obligations of the Sellers or the Company; (f) any cash deposit or right of set-off to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature, in each case imposed in the Ordinary Course of Business; and (g) any Encumbrance created by Buyer.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body, and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

“Personal Guarantees” means those personal guarantees and indemnities of Company obligations set forth in Section 1.1(a) of the Sellers’ Disclosure Schedule.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” means, (a) with respect to a particular individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee; and (b) with respect to a specified Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person; (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee; and (vi) any Related Person of any individual described in clause (ii) or (iii). For purposes of this definition, (x) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children who reside with such individual, and (y) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules promulgated thereunder or any successor law.

“Seller Indemnified Persons” means Sellers and their Representatives, Related Persons and Affiliates, including, prior to the Closing, the Company.

“Sellers’ Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Sellers to Buyer in connection with this Agreement.

“Sellers’ Life Insurance Policies” means the life insurance policies owned by the Company on the lives of Jon and Janet.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Net Working Capital” means $13,800,000.

“Tax” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Obligations” means to the extent not previously paid whether by estimated Tax payments or otherwise, obligations of the Company in respect of all Taxes for the period prior to Closing, including accruals, regardless of whether such Taxes are due and payable prior to Closing; provided, however, that long-term deferred tax liabilities shall not be included.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute or audit will be deemed to have been “Threatened” if any demand or statement has been made whether orally, or in writing.

“Threshold Amount” means $100,000.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1998 and other applicable worker compensation legislation.

1.2. Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location
“Accounts Receivable”	Section 4.8
“Actual Cash, Cash Equivalents and Equipment Deposits”	Section 2.5(a)(i)
“Actual Employee Obligations”	Section 2.5(a)(i)
“Actual Indebtedness”	Section 2.5(a)(i)
“Actual Net Working Capital”	Section 2.5(a)(i)
“Actual Tax Obligations”	Section 2.5(a)(i)
“Actual Uncollected Accounts Receivable”	Section 2.5(a)(ii)
“Advisors”	Section 6.1
“Agreement”	Preamble
“Audited Financial Statements”	Section 4.5(a)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Consents”	Section 5.3
“Buyer Group”	Section 7.2(a)
“Buyer Tax Indemnitee”	Section 11.5(a)
“Buyer’s Closing Documents”	Section 5.2(a)

“Claim Notice”	Section 11.6(b)
“Closing”	Section 3.1
“Closing Adjustment Payment Date”	Section 2.5(f)
“Closing Balance Sheet”	Section 2.5(a)
“Closing Certificate”	Section 2.4
“Company”	Preamble
“Company Benefit Plan”	Section 4.14(a)
“Customer Assets”	Section 4.32
“Effective Date”	Preamble
“Escrow Account”	Section 2.3(b)
“Escrow Agent”	Section 2.3(b)
“Escrow Agreement”	Section 2.3(b)
“Escrow Amount”	Section 2.3(a)
“Escrow Period”	Section 2.3(b)
“Estimated Closing Balance Sheet”	Section 2.4
“Estimated Employee Obligations”	Section 2.4(b)
“Estimated Indebtedness”	Section 2.4(a)
“Estimated Net Working Capital”	Section 2.4
“Estimated Tax Obligations”	Section 2.4(c)
“Final Closing Adjustment”	Section 2.5(e)
“Final Closing Statement”	Section 2.5(d)
“GRAT”	Preamble
“Guarantor”	Preamble
“IDIT”	Preamble
“Indemnified Party”	Section 11.6(a)
“Indemnified Party Tax Increase”	Section 7.3(c)
“Indemnifying Party”	Section 11.6(a)
“Indemnity Basket”	Section 11.4(b)
“Indemnity Cap”	Section 11.4(a)
“Insurance Policies”	Section 4.19
“Interim Financial Statements”	Section 4.5(a)
“Jon”	Preamble
“Jon Employment Agreement”	Section 3.2(a)(v)
“Latest Balance Sheet”	Section 4.5(a)
“Leased Real Property”	Section 4.20(b)
“Material Contracts”	Section 4.18(a)
“Materiality Qualifier”	Section 8.1
“MEWA”	Section 4.14(b)
“Multiemployer Plan”	Section 4.14(f)
“Ninetieth Day”	Section 3.1
“Notice of Disagreement”	Section 2.5(d)
“Notice of Indemnifiable Loss”	Section 11.6(a)
“Owned Real Property”	Section 4.20(a)
“Party” and “Parties”	Preamble
“PBGC”	Section 4.14(b)
“Pre-Closing Period”	Section 6.2(a)

“Pre-Closing Period Return”	Section 7.3(a)
“Post-Closing Adjustment”	Section 2.5(b)
“Post-Closing Certificate”	Section 2.5(a)
“Purchase Price”	Section 2.2
“QTIP”	Preamble
“Real Property”	Section 4.20(b)
“Real Property Leases”	Section 4.20(b)
“Required Consents”	Section 4.3
“Restricted Period”	Section 7.1(b)
“Reviewed Financial Statements”	Section 4.5(a)
“Satisfaction Date”	Section 3.1
“Scheduled Debt”	Section 4.11
“Section 409A Plan”	Section 4.14(g)
“Seller Group”	Section 7.2(b)
“Sellers”	Preamble
“Sellers’ Closing Documents”	Section 4.2(a)
“Sellers’ Representative”	Preamble
“Shares”	Recitals
“Straddle Period”	Section 11.5(b)
“Stub Period Return”	Section 7.3(a)
“Survival Period”	Section 11.1(a)
“Surety Bonds”	Section 4.29(a)
“Tax Claim”	Section 7.3(b)
“Tax Indemnified Party”	Section 7.3(b)
“Tax Indemnifying Party”	Section 7.3(b)
“Termination Fee”	Section 10.2(i)
“Territory”	Section 7.1(b)
“VEBA”	Section 4.14(b)
“Welfare Plan”	Section 4.14(h)

ARTICLE 2

SALE AND TRANSFER OF SHARES;

PURCHASE PRICE

2.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, the Shares free and clear of all Encumbrances other than restrictions on transfer under federal and state securities laws.

2.2. Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) is equal to:

(a) The Base Purchase Price; minus

(b) The Estimated Indebtedness; minus

(c) The Estimated Employee Obligations; minus

(d) The Estimated Tax Obligations; and

(e) Subject to adjustment as provided in Sections 2.4 and 2.5 below.

2.3. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

(a) Purchase Price. At the Closing, Buyer shall pay to Sellers the Purchase Price, in cash, less ten percent (10%) of the Base Purchase Price which Sellers authorize Buyer to deposit in the Escrow Account on behalf of Sellers pursuant to Section 2.3(b) below (the “Escrow Amount”).

(b) Escrow. To secure and to serve as a fund in respect of the indemnification obligations of Sellers under this Agreement, Buyer, Sellers and JP Morgan Chase Bank, National Association, as Escrow Agent, (the “Escrow Agent”), at Closing shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent to be held in an account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement. Except with respect to amounts that have been previously paid from the Escrow Account to Buyer pursuant to the joint written instruction of Sellers and Buyer, and except with respect to indemnity claims duly made in accordance with ARTICLE 11 on or before March 31, 2010 (the “Escrow Period”), all amounts (in excess of all pending claims) in the Escrow Account (with any interest or other earnings paid thereon) shall be distributed to Sellers in accordance with the Escrow Agreement within ten (10) Business Days after the expiration of the Escrow Period.

(c) Method of Cash Payment. All cash payments made under this Section 2.3 shall be made by wire transfer of immediately available funds on the Closing Date to an account designated by the recipient in writing not less than two (2) Business Days immediately preceding the Closing Date.

(d) Each Seller. As between Sellers, any Purchase Price payable to Sellers, payments payable to Sellers from the Escrow Account or otherwise payable under this ARTICLE 2, shall be paid pro rata among the Sellers based on such Seller’s percentage of the Shares immediately prior to the Closing.

2.4. Estimate of Purchase Price. At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to Buyer a balance sheet of the Company prepared by the Company and the Sellers that reflects the Company’s and the Sellers’ good faith reasonable estimate of the Company’s balance sheet as of the Closing Date (the “Estimated Closing Balance Sheet”) and a certificate (substantially in the form attached hereto as Exhibit B) executed by the chief financial officer of the Company (the “Closing Certificate”) setting forth:

(a) all Indebtedness as set forth in the Estimated Closing Balance Sheet (the “Estimated Indebtedness”);

(b) all Employee Obligations as set forth in the Estimated Closing Balance Sheet (the “Estimated Employee Obligations”); and

(c) all Tax Obligations as set forth in the Estimated Closing Balance Sheet (the “Estimated Tax Obligations”).

The Closing Certificate shall also include Net Working Capital as set forth in the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”) for purposes of determining whether the condition set forth in Section 8.10 has been met. Following receipt of the Closing Certificate, Sellers shall permit Buyer and its Representatives at all reasonable times and upon reasonable notice to review the Sellers’ and the Company’s working papers relating to the Estimated Closing Balance Sheet and Closing Certificate as well as the Sellers’ and the Company’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet and Closing Certificate, and Sellers shall make reasonably available their Representatives responsible for the preparation of the Estimated Closing Balance Sheet and the Closing Certificate in order to respond to the inquiries of the Buyer. Prior to the Closing, the Parties shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items on the Estimated Closing Balance Sheet and Closing Certificate; provided that it is acknowledged and agreed that if any disagreements cannot be resolved, then the Closing shall occur on the basis of the Closing Certificate provided by Sellers with such changes as have been agreed upon by the Parties, and that any unresolved disagreements shall be deferred for resolution pursuant to the post-closing purchase price adjustment process described in Section 2.5 of this Agreement.

2.5. Post-Closing Purchase Price Adjustment.

(a) Buyer shall prepare and on no later than the one-hundred and twenty-fifth (125 th) day following the Closing Date deliver to the Sellers’ Representative an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) prepared in accordance with GAAP together with a certificate (substantially in the form attached hereto as Exhibit C) executed by the chief financial officer of the Buyer (the “Post-Closing Certificate”) setting forth:

(i) The actual amount of (1) Net Working Capital (the “Actual Net Working Capital”), (2) the aggregate amount of all Cash, Cash Equivalents and Equipment Deposits (the “Actual Cash, Cash Equivalents and Equipment Deposits”), (3) the aggregate amount of Indebtedness (the “Actual Indebtedness”), (4) the aggregate amount of Employee Obligations (the “Actual Employee Obligations”) and (5) the aggregate amount of Tax Obligations (the “Actual Tax Obligations”), in each case as set forth in the Closing Balance Sheet;

(ii) The amount of all accounts receivable included in Actual Net Working Capital included in the Closing Balance Sheet which were not collected on or prior to the one-hundred and twentieth (120th) day after the Closing Date (the “Actual Uncollected Accounts Receivable”); and

(iii) A calculation of the Post-Closing Adjustment calculated in accordance with Section 2.5(b).

(b) The “Post-Closing Adjustment” shall be the aggregate amount equal to the following:

(i) (1) the Actual Net Working Capital set forth on the Post-Closing Certificate minus (2) the Target Net Working Capital; plus

(ii) the Actual Cash, Cash Equivalents and Equipment Deposits set forth on the Post-Closing Certificate; plus

(iii) (1) the Estimated Indebtedness as set forth on the Closing Certificate minus (2) the Actual Indebtedness set forth on the Post-Closing Certificate; plus

(iv) (1) the Estimated Employee Obligations set forth on the Closing Certificate minus (2) the Actual Employee Obligations set forth on the Post-Closing Certificate; plus

(v) (1) the Estimated Tax Obligations set forth on the Closing Certificate minus (2) the Actual Tax Obligations set forth on the Post-Closing Certificate; and minus

(vi) the Actual Uncollected Accounts Receivable.

(c) During the thirty (30) days immediately following the Sellers’ Representative’s receipt of the Post-Closing Certificate, the Buyer shall permit the Sellers and their Representatives at all reasonable times and upon reasonable notice to review the Buyer’s and the Company’s working papers relating to the Closing Balance Sheet and Post-Closing Certificate as well as the Buyer’s and the Company’s accounting books and records relating to the determination of the Closing Balance Sheet and Post-Closing Adjustment, and the Buyer shall make reasonably available its Representatives responsible for the preparation of the Closing Balance Sheet and Post-Closing Certificate in order to respond to the inquiries of the Sellers’ Representative.

(d) If the Sellers’ Representative disagrees with the Buyer’s calculation of the Post-Closing Adjustment, the Sellers’ Representative shall deliver a Notice of Disagreement to the Buyer within thirty (30) days after the Sellers’ Representative’s receipt of the Post-Closing Certificate (the “Notice of Disagreement”). The Notice of Disagreement shall set forth in reasonable detail the basis for the Sellers’ Representative’s disagreement with the Buyer’s determination of the Post-Closing Adjustment, the US dollar amounts of the proposed adjustments and the Sellers’ Representative’s good faith estimate of the Post-Closing Adjustment. If no Notice of Disagreement is received by Buyer within such thirty (30) day period, then the Post-Closing Certificate (and the Post-Closing Adjustment reflected therein) shall be deemed to have been accepted by the Sellers’ Representative, shall become final and binding upon the Parties and shall be the “Final Closing Statement.”

(e) During the thirty (30) days immediately following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve any differences that they may have with respect to any item specified in the Notice of Disagreement. If at the end of such thirty (30) day period the Parties have been unable to agree upon a Final Closing Statement, the Parties shall submit to the Neutral Accountant for review and resolution any and all items set out in the Notice of Disagreement that remain in dispute. The Neutral Accountant shall use commercially practicable efforts to make a final determination of the items that remain in dispute with respect to the determination of the Post-Closing Adjustment within thirty (30) days. The Post-Closing Adjustment, as so determined, shall be final and binding upon the Parties for all purposes of this Agreement and shall be the “Final Closing Adjustment,” and the Post-Closing Certificate reflecting amounts agreed by the Parties and the Final Closing Adjustment as determined pursuant to this paragraph, shall become final and binding upon the Parties and shall be the “Final Closing Statement.” During the thirty (30) day review by the Neutral Accountant, the Parties shall make available to the Neutral Accountant access to such individuals, information, books and records as may be reasonably required by the Neutral Accountant to make its final determination. The Neutral Accountant may not make any determination with respect to any items not set forth in the Notice of Disagreement or with respect to items otherwise resolved by Buyer and the Sellers’ Representative and any items set forth in the Notice of Disagreement shall be resolved based upon the determination of the Neutral Accountant and shall be deemed to be part of the Final Closing Statement. The fees and expenses of the Neutral Accountant shall be shared equally between the Sellers’ Representative, on the one hand, and the Buyer, on the other hand.

(f) If the Final Closing Adjustment as finally determined pursuant to the Final Closing Statement is a positive number, then the Buyer shall pay to Sellers’ Representative an amount equal to the Final Closing Adjustment. If the Final Closing Adjustment as finally determined is a negative number, then Sellers’ Representative shall pay to Buyer an amount equal to the product of (i) the Final Closing Adjustment multiplied by (ii) negative one. Any payment by Buyer or Sellers’ Representative pursuant to this Section 2.5(f) shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment, within seven (7) days after the amount of the Final Closing Adjustment becomes final and binding on the Parties (the date such payment is made, the “Closing Adjustment Payment Date”), and shall include interest thereon from the Closing Date until the Closing Adjustment Payment Date at an annual interest rate of five percent (5%).

2.6. Consideration for Non-Competition. Sellers acknowledge and agree that a portion of the Purchase Price equal to $1,170,000 represents consideration for the restrictive covenants contained in Section 7.1 of this Agreement. Notwithstanding the foregoing, Sellers acknowledge that Buyer would not have entered into the transactions contemplated herein without the restrictive covenants contained in Section 7.1 of this Agreement. In the event of a breach of the restrictive covenants contained in Section 7.1 of this Agreement, the parties acknowledge and agree that such allocation shall not be deemed to be a measure of the damages that would result from such a breach and Sellers and the Sellers’ Representative agree that at no time shall they argue or in any way assert in any proceeding relating hereto or otherwise, that such consideration is a measure of the damages resulting from such breach.

2.7. Collection and Assignment of Excluded Accounts Receivable and Actual Uncollected Accounts Receivable; and Payment for Reduction to Related Accounts Payable.

(a) If at any time prior to the one (1) year anniversary of the Closing Date any Excluded Accounts Receivable or Actual Uncollected Accounts Receivable shall be collected by the Company, then the Company shall pay to Sellers an amount equal to such collections less all reasonable collection costs related to all Excluded Accounts Receivable or Actual Uncollected Accounts Receivable which have not been previously deducted from any payment pursuant to this Section 2.7(a). If upon the one (1) year anniversary of the Closing Date any Excluded Accounts Receivable or Actual Uncollected Accounts Receivable remain uncollected and Jon continues to be employed by the Company on such date, then the Company shall assign all of its rights to such Excluded Accounts Receivable and Actual Uncollected Accounts Receivable to the Sellers. If Jon is not employed by the Company at such time, then the Company shall hold such Excluded Accounts Receivable and Actual Uncollected Accounts Receivable and if collected will pay Sellers such amounts collected less all reasonable collection costs. Notwithstanding the foregoing, the Company shall only make such efforts to collect such Excluded Accounts Receivable and Actual Uncollected Accounts Receivable as it deems reasonable in its discretion taking into account the detrimental impact such collection efforts could have on the business of the Company.

(b) If at any time prior to the one (1) year anniversary of the Closing Date any accounts payable included in the Actual Net Working Capital to subcontractors on the Actual Uncollected Accounts Receivable or Excluded Accounts Receivable jobs are settled by binding agreement with such subcontractors such that the amount of any such account payable is permanently reduced, then the Company shall pay to the Sellers the amount of such reduction.

2.8. Post-Closing Purchase Price Adjustment and Assignment for Retainage. If upon the one (1) year anniversary of the Closing Date any retainage included in the Actual Net Working Capital is not collected, the Sellers shall jointly and severally pay to Buyer an amount equal to all such uncollected retainage. Upon receipt of such payment the Company shall assign all of its rights to such uncollected retainage to Sellers so long as Jon remains employed by the Company at such time. If Jon is not employed by the Company at such time, then the Company shall hold such retainage and if collected will pay Sellers such amounts collected less all reasonable collection costs. Notwithstanding the foregoing, the Company shall only make such efforts to collect such retainage as it deems reasonable in its discretion taking into account the detrimental impact such collection efforts could have on the business of the Company.

ARTICLE 3

CLOSING

3.1. Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at 9:00 a.m. local time at the Buyer’s offices at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 on the date that is three (3) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and satisfaction or waiver of such conditions at the Closing) (the date of such satisfaction, the “Satisfaction Date”); provided however; that such date shall not be prior to the earliest of (i) the fifth (5th) Business Day after the consummation of an offering of the Guarantor’s securities with net proceeds to the Guarantor of no less than the Base Purchase Price, (ii) the ninetieth day after the date hereof (the “Ninetieth Day”) or (iii) a date set by Buyer upon no less than five (5) Business Days prior written notice, or at such other time as the Parties may agree in writing. For purposes of clarity, if the Satisfaction Date has occurred at least three (3) Business Days prior to the Ninetieth Day and neither (i) nor (iii) set forth in the previous sentence has occurred, then all of the parties shall be obligated to Close on the Ninetieth Day and any party which has not carried out its obligations on such date shall be in breach of this Agreement. By agreement of the parties the Closing may take place by delivery of this Agreement and the other documents to be delivered at the Closing by facsimile or other electronic transmission. Subject to the provisions of ARTICLE 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.2. Closing Obligations. At the Closing:

(a) Deliveries by Sellers. Sellers will deliver, or cause to be delivered, to Buyer:

(i) the Escrow Agreement executed by Sellers;

(ii) certificates representing the Shares, duly endorsed by each Seller (as to such Seller’s Shares) for transfer to Buyer;

(iii) a receipt for the Purchase Price less the Escrow Amount;

(iv) a receipt from the Escrow Agent for the Escrow Amount;

(v) an Employment Agreement substantially in the form attached hereto as Exhibit D executed by Jon (the “Jon Employment Agreement”);

(vi) the Maintenance Facility Purchase Agreement executed by Wanzek Family Limited Partnership I, LLLP together with all deliveries required to be made by the Wanzek Family Limited Partnership I, LLLP pursuant to the Maintenance Facility Purchase Agreement;

(vii) executed letter of resignation from the sole director of the Company solely from his position as such, effective upon Closing and in a form acceptable to Buyer;

(viii) a certificate signed by Sellers’ Representative, certifying to the fulfillment of the conditions specified in Section 8.1 and Section 8.2;

(ix) an opinion of counsel to Sellers and the Company, dated the Closing Date, in a form reasonably acceptable to Buyer;

(x) the Closing Consents;

(xi) the Headquarters Lease executed by Zephyr I, LLP, a North Dakota limited liability partnership, as landlord, and the Company;

(xii) an affidavit from each Seller stating that such Seller’s Shares are not a “United States real property interest” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in form and substance required under Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations;

(xiii) copies of (1) the termination of the Buy Sell Agreement, (2) the assignment of the NetJets Agreements, (3) the assignment of the Sellers’ Life Insurance Policies, and (4) the assignment of the Headquarters Property; and

(xiv) a General Release substantially in the form attached hereto as Exhibit H executed by each of the Sellers.

(b) Deliveries by Buyer. Buyer will deliver to Sellers:

(i) the Escrow Agreement, executed by Buyer;

(ii) the Purchase Price (as adjusted pursuant to Section 2.4) less the Escrow Amount;

(iii) to the Escrow Agent, the Escrow Amount for deposit in the Escrow Account;

(iv) the Jon Employment Agreement, executed by MasTec Services Company, Inc., a Florida corporation;

(v) an opinion of counsel to Buyer, dated the Closing Date, in a form reasonably acceptable to Sellers’ Representative;

(vi) a certificate signed by Buyer, certifying to the fulfillment of the conditions specified in Section 9.1 and Section 9.2; and

(vii) the Maintenance Facility Purchase Agreement executed by Buyer or its permitted assign(s) together will all deliveries required to be made by Buyer (or its assign(s)) pursuant to the Maintenance Facility Purchase Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this ARTICLE 4 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the section of the Sellers’ Disclosure Schedule numbered to correspond to the Section of this ARTICLE 4 to which such exception relates and except as to any representation or warranty respecting title to Shares, or the representations and warranties set forth in Section 4.2 below, as they or any of them relate to a Seller, and with respect to which such Seller shall be solely responsible:

4.1. Organization and Good Standing.

(a) Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Dakota with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Applicable Contracts to which it is a party. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where it is required to be so qualified except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect on the Company. Each of the QTIP, the IDIT and the GRAT is a trust validly existing under the laws of the State of North Dakota with full power and authority to own or use the assets that it purports to own or use (including their respective shares), and to perform all of its obligations under its Applicable Contracts to which it is a party. To the Knowledge of Sellers, there are no pending or Threatened claims, actions or Proceedings regarding the validity or enforeceability of any of the QTIP, the IDIT or the GRAT. Copies of the Organizational Documents, minute books and the stock record books of the Company, the QTIP, the IDIT and the GRAT, as applicable, have been provided to Buyer.

(b) Subsidiaries. The Company has no Subsidiaries. The Company does not own directly or indirectly any equity ownership interest or other interest that upon the happening of a contingency will become an equity interest in any other Person other than the joint venture and teaming agreements set forth in Section 4.1(b) of the Sellers’ Disclosure Schedule.

4.2. Authority; No Conflict.

(a) Enforceability. The Company and Sellers have all necessary corporate, trust, or other (as the case may be) power and authority to (i) execute and deliver this Agreement and the Sellers’ Closing Documents, (ii) perform their respective obligations hereunder and thereunder and (iii) consummate the transactions contemplated by this Agreement. Each of (i), (ii) and (iii) have been duly and validly authorized by all necessary corporate or trust action (as the case may be) on the part of the Company or the Sellers, as applicable, and no other corporate or trust (as the case may be) action on the part of the Company or the Sellers is necessary to authorize this Agreement or the Contemplated Transactions. This Agreement and the Sellers’ Closing Documents have been or will be duly executed and delivered by the Company and each of the Sellers and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and each other Sellers’ Closing Document upon execution will constitute, a legal, valid and binding obligation of the Company and each of the Sellers enforceable against the Company and each of the Sellers in accordance with its terms, except as limited by the Enforceability Exceptions. Upon the execution and delivery by Sellers of the Escrow Agreement, the Jon Employment Agreement and the other documents to be executed and delivered by the Sellers set forth in Section 3.2(a) of this Agreement (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) No Conflict. Assuming delivery of the Required Consents on or before the Closing Date, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation or breach of a) any provision of the Organizational Documents of the Company, QTIP, IDIT or GRAT or b) any resolution adopted by the Board of Directors or shareholders of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or (v) result in the imposition or creation of any material Encumbrance upon or with respect to any of the assets owned or used by the Company.

4.3. Required Consents. Except as set forth in Section 4.3 of the Sellers’ Disclosure Schedule, neither any of the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (the matters set forth in Section 4.3 of the Sellers’ Disclosure Schedule are the “Required Consents”).

4.4. Capitalization. The authorized equity securities of the Company consist of Twenty-Five Thousand (25,000) shares of Class A Voting Common Stock and Two Hundred Fifty Thousand (250,000) shares of Class B Non-Voting Common Stock. The issued and outstanding equity securities of the Company consist of Four Thousand One Hundred Eighty-Five (4,185) shares of Class A Voting Common Stock and Thirty-Nine Thousand Nine Hundred (39,900) shares of Class B Non-Voting Common Stock which constitute the Shares. Sellers own the Shares in the proportions set forth in Section 4.4 of the Sellers’ Disclosure Schedule. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than as listed on Section 4.4 of the Sellers’ Disclosure Schedules, there are no options, warrants, convertible securities, statutory or non-statutory preemptive rights, stock appreciation rights, phantom stock rights or other rights, agreements, arrangements or commitments relating to the Shares or obligating either a Seller or the Company to issue, sell or redeem any equity interests in the Company or other securities of the Company. None of the outstanding Shares or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person. The Company has delivered or caused to be delivered to Buyer, true, accurate and complete copies of the stock ledgers of the Company which stock ledgers reflect all issuances, transfers, repurchases and cancellation of shares of capital stock of the Company. Except for the Buy Sell Agreement, there are no voting trusts, proxies or other Contracts of any character to which the Company or any Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of the Shares.

4.5. Financial Statements.

(a) Attached as Section 4.5 of the Sellers’ Disclosure Schedule are true and complete copies of (i) audited balance sheets of the Company as of December 31, 2005, 2006, and 2007 and the related statements of income, statements of shareholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the reports thereon (the “Audited Financial Statements”), (ii) reviewed balance sheets of the Company as of June 30, 2007 and 2008 and the related statements of income, statements of shareholders’ equity, and cash for each of the periods then ended (the “Reviewed Financial Statements”) and (iii) unaudited balance sheet of the Company as of July 31, 2008 (the “Latest Balance Sheet”), and related statement of income, statement of operations and retained earnings, and statement of cash flows for the seven (7) month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements in each case: (i) are complete and correct and were prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financials and the Reviewed Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements), and (iii) fairly present in all material respects the financial condition as of the respective dates thereof and the results of operations, shareholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements. The Company’s utilization of the percentage of completion methodology is in conformity with GAAP. The aggregate gross profit and gross profit percentage for jobs currently in process have been estimated in good faith and in a manner such that the aggregate gross profit and gross profit percentage achieved by the Company upon completion should not materially adversely change from the estimates as of the date hereof. The gross profit and gross profit percentage of jobs currently in process have been properly recognized in accordance with GAAP. The Financial Statements contain adequate reserves for the realization of all assets and for all reasonably anticipated liabilities in accordance with GAAP. The Company maintains adequate internal controls to assure the proper recording of all assets, Liabilities and transactions in the Company’s records and books of account and to safeguard the Company’s assets.

4.6. Books and Records. The books of account, minute books, shareholder record books, and other records of the Company, have been maintained in accordance with sound business practices since December 31, 2001. At the Closing, all of those books and records will be in the possession, or under the control of, the Company.

4.7. Title To Properties; Shares; Encumbrances. The Company owns good and valid title, free and clear of all Encumbrances, other than Permitted Encumbrances, to all of the properties and assets that the Company purports to own located in the facilities owned, leased or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected on the Latest Balance Sheet (except for assets held under leases disclosed in Section 4.7 of the Sellers’ Disclosure Schedule and property sold since the date of the Latest Balance Sheet, in the Ordinary Course of Business), and to all of the properties and assets purchased or otherwise acquired by the Company since the date of the Latest Balance Sheet (except for property acquired and sold since the date of the Latest Balance Sheet). All material properties and assets reflected in the Latest Balance Sheet are in good operating condition, subject to normal maintenance, repair or replacement, are free and clear of all Encumbrances other than Permitted Encumbrances, and are suitable in all material respects for the purpose for which they are used or intended to be used. Each Seller is the lawful record and beneficial owner of his, her or its Shares transferred hereby. The Shares represent all of the issued and outstanding shares of capital stock of the Company. Each Seller owns the Shares transferred by such Seller hereby free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws and restrictions under the Buy Sell Agreement which will be terminated prior to Closing.

4.8. Accounts Receivable. All accounts receivable, unbilled invoices, costs in excess of billings, work in process and other amounts reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) as being due to the Company have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the Company and, to the Knowledge of Sellers, are not and will not be subject to any contests, claims, counterclaims or setoffs other than in the Ordinary Course of Business. There has been no material adverse change since

July 31, 2008 in the amount or collectability of the Accounts Receivables due the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Except as set forth in Section 4.8 of the Sellers’ Disclosure Schedule, (i) no account debtor or note debtor is delinquent for payments in excess of $50,000 or for more than ninety (90) days, (ii) no account debtor or note debtor has refused or, to the Knowledge of Sellers, Threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to the Knowledge of Sellers no account debtor or note debtor is insolvent or bankrupt.

4.9. Inventory. All Inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or reserved for in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be.

4.10. No Undisclosed Liabilities. The Company has no Liabilities except for Liabilities reflected or reserved against in the Latest Balance Sheet, Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and Liabilities under any of the transaction documents relating to any of the Contemplated Transactions.

4.11. Indebtedness. Section 4.11 of the Sellers’ Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company (the “Scheduled Debt”) as of the date hereof, together with any prepayment or other penalties that would result from the prepayment or refinancing of such Indebtedness.

4.12. Taxes.

(a) The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No Person responsible for Taxes of the Company expects any taxing authority to assess any additional Taxes for any period for which a Tax Return has been filed. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to taxation by that jurisdiction. To the Knowledge of Sellers, there are no jurisdictions in which the Company does not file Tax Returns or pay Taxes that the Company would be required to file Tax Returns or pay Taxes. The Company has properly apportioned its income with respect to state and local income taxes.

(b) The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet.

(c) Except as set forth in Section 4.12(c) of the Sellers’ Disclosure Schedule, from and after December 31, 2001, no deficiencies for Taxes against the Company have been claimed, proposed or assessed by any taxing authority. There are no pending or, to the Knowledge of Sellers, Threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. The Company has delivered or made available to Buyer complete and accurate copies of federal income and material state and local Tax Returns of each of the Company and its predecessors for all Tax years ending on or after December 31, 2003. Neither the Company nor any predecessor has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which has not been previously resolved.

(d) There are no Encumbrances for Taxes other than Permitted Encumbrances on any assets of the Company other than statutory inchoate tax liens which have not been perfected.

(e) The Company (i) has not agreed, and is not required, to make any adjustment under Section 481(a) on the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) has not made an election, and is not required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (iii) does not own any property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; (iv) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; (v) has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law); and (vi) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any Liability thereunder for amounts due under any such agreements or arrangements in respect of periods prior to the Closing Date.

(g) Since December 31, 2001, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company has no material Liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(h) Since December 31, 2001, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The Company does not have a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).

(i) There is no existing Contract, agreement plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code.

(j) The Company does not have nor since December 31, 2001, has it had a permanent establishment in any foreign country and since December 31, 2001 does not and has not engaged in a trade or business in any foreign country.

(k) The Company does not have nor has it since December 31, 2001, issued debt instruments that would be treated as applicable high yield debt obligations as defined in Code Section 163(i).

(l) Except as set forth in Section 4.12(l) of the Sellers’ Disclosure Schedule, none of the Sellers is a foreign person within the meaning of Section 1445 of the Code.

(m) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(n) The net operating loss and credit carryovers available to the Company and their expiration dates are set forth in Section 4.12(n) of the Sellers’ Disclosure Schedule. As of the date of this Agreement, none of such net operating losses and credit carryovers are subject to the limitations imposed by Sections 382, 383 or 384 of the Code or otherwise.

(o) No taxing authority is asserting or to the Knowledge of Sellers Threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

(p) The Company is registered with each taxing authority with which it is required to be registered.

(q) None of the signing of this Agreement, the sale of Shares nor the Closing will give rise to or result in any Tax liability for the Company.

(r) Since December 31, 2001, the Company has paid all estimated Taxes for all Tax periods which it is required to have paid representing 100% of the Taxes for such Tax periods.

(s) Since December 31, 2001, the Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b). If since December 31, 2001, the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(t) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting occurring on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

4.13. No Material Adverse Effect. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect on the Company.

4.14. Employee Benefits.

(a) List of Plans. Section 4.14(a) of the Sellers’ Disclosure Schedule sets forth a list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, or employee or consultant, which are now, or were within the past five (5) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate (as defined below), or under which the Company or any ERISA Affiliate has any obligation or liability (each, a “Company Benefit Plan”). For purposes of this Section 4.14, “ERISA Affiliate” means any entity other than the Company that, together with the Company, is (or at the relevant time was) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Provision of Documents. With respect to each Company Benefit Plan, Sellers have delivered to Buyer (i) current, accurate and complete copies of each such Company Benefit Plan and all material contracts relating thereto (including all trust agreements, insurance or annuity contracts, stop loss coverage, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Company Benefit Plan that is not in written form, an accurate description of all material aspects of that Company Benefit Plan; (ii) copies of the most recent IRS determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Company Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code;

(iii) in the case of any Company Benefit Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for that Company Benefit Plan for the 3 most recent plan years; (iv) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions and any summaries of material modifications thereto; (v) Forms 5310 and any related filings with the Pension Benefit Guaranty Corporation (“PBGC”) with respect to the last 6 plan years for each Employee Benefit Plan subject to Title IV of ERISA; (vi) copies of the most recent Form 1024 filed with the IRS with respect to any voluntary employee benefit association within the meaning of Section 501(c)(9) of the Code (each, a “VEBA”) and the determination from the IRS to the effect that the VEBA is tax-exempt; and (vii) copies of any documents that evidence or relate to compliance of any Company Benefit Plan that is a “multiple employer welfare association” (“MEWA”) with applicable Legal Requirements, including applicable state laws.

(c) General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Financial Statements. All Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants.

(d) Tax Qualification of Plans. Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status and the tax-exempt status of the related trust, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with the Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.

(e) Prohibited Transactions and Legal Actions. Except as set forth in Section 4.14(e) of the Sellers’ Disclosure Schedule, (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to the Company Benefit Plan that could result in material liability to the Company or an ERISA Affiliate, and (ii) no suit, administrative proceeding, action or other litigation is pending or has been Threatened, against or with respect to any such Company Benefit Plan.

(f) Title IV of ERISA. Except as set forth in Section 4.14(f) of the Sellers’ Disclosure Schedule, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(g) Unfunded Liabilities. Except as set forth in Section 4.14(g) of the Sellers’ Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has any unfunded Liabilities pursuant to a Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Except as set forth in Section 4.14(g) of the Sellers’ Disclosure Schedule, no Company Benefit Plan, or other plan or arrangement maintained by the Company, is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a “Section 409A Plan”). Each Company Benefit Plan that is a Section 409A Plan has been operated in all material respects in compliance with the provisions of Section 409A of the Code and applicable provisions of IRS Notice 2005-1 and other generally applicable guidance published by the IRS with an effective date prior to January 1, 2008, and to the extent that an issue is not addressed in an applicable provision of IRS Notice 2005-1 or such other generally applicable guidance, each Company Benefit Plan has been operated in a manner consistent with a good faith, reasonable interpretation of Section 409A of the Code, and, to the extent not inconsistent therewith, the Company Benefit Plan’s terms. No transfers of property have been deemed to occur with respect to any Section 409A Plan as a result of the application of any of the rules relating to funding contained in Section 409A(b) of the Code.

(h) Welfare Plans. Except as specified in Section 4.14(h) of the Sellers’ Disclosure Schedule, (i) the Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Legal Requirement; (ii) the Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Legal Requirement with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) no Welfare Plan that is a group health plan is a self-insured plan other than the self-insured medical plan of the Company; and (iv) any VEBA to which the Company contributes has timely filed a notice with the IRS that it is applying for exempt status, has received a favorable determination letter from the IRS to the effect that it is tax exempt under Section 501(c)(9) of the Code, and is in fact so tax exempt: and (v) any Welfare Plan that constitutes a MEWA is in compliance with all applicable Legal Requirements, including any Legal Requirements imposed under any applicable state laws.

(i) Other Liabilities. Except as specified in Section 4.14(i) of the Sellers’ Disclosure Schedule, (i) the Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any Contemplated Transaction, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual and (ii) the Contemplated Transactions will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

4.15. Compliance with Legal Requirements; Governmental Authorizations.

(a) Compliance. Except as set forth in Section 4.15(a) of the Sellers’ Disclosure Schedule the Company is, and at all times since December 31, 2005, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b) Governmental Authorizations. Section 4.15(b) of the Sellers’ Disclosure Schedule sets forth each Governmental Authorization held by the Company. Each Governmental Authorization held by the Company is valid and in full force and effect. Except as set forth in Section 4.15(b) of the Sellers’ Disclosure Schedule the Company is, and at all times since December 31, 2005, has been, in compliance with all of the material terms and requirements of each Governmental Authorization held by the Company. The Governmental Authorizations set forth in Section 4.15(b) of the Sellers’ Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business as such business is currently operated and to permit the Company to own and use its assets as such assets are currently used.

4.16. Legal Proceedings. Except as set forth in Section 4.16 of Sellers’ Disclosure Schedule, there is not now pending or Threatened any Proceeding: (i) that has been commenced by or against the Company individually or when combined with all others commenced by or against the Company seeks or asserts damages in excess of the Threshold Amount or (ii) that challenges, or that may have the effect of preventing, making illegal, or otherwise materially interfering with, any of the Contemplated Transactions. Except as set forth in Section 4.16 of the Sellers’ Disclosure Schedule, during the three (3) year period ending on the Closing Date, the Company has not entered into any settlement which has resulted in an Adverse Consequence to the Company in excess of the Threshold Amount or for which a settlement included any obligation other than the payment of money. The Company is not subject to any outstanding Order and the Company has not received any demand letter or similar written request. The Sellers have no Knowledge of any valid basis for or of any facts or circumstances that could reasonably result in any material claim, action or Proceeding to which the Company could be a party (either as plaintiff or defendant) or to which any of the assets of the Company could be subject.

4.17. Absence of Certain Changes and Events. Except as set forth in Section 4.17 of the Sellers’ Disclosure Schedule, since the date of the Latest Balance Sheet, the Company has conducted its business in the Ordinary Course of Business in all material respects and there has not been any: (a) change in the Company’s authorized or issued capital stock; grant of any option or right to purchase capital stock of the Company; issuance of any security convertible into capital stock of the Company, purchase, redemption, retirement, or other acquisition by the Company of any of its capital stock; (b) amendment to the Organizational Documents of the Company; (c) damage to or destruction or loss of any asset or property of the Company in excess of the Threshold Amount, not covered by insurance for which the claim has been or will be fully paid by the insurance company; (d) sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company other than in the Ordinary Course of Business; (e) change in any of the Company’s accounting practices, policies or procedures; (f) commitment for any capital expenditures individually or in the aggregate in excess of the Threshold Amount; (g) increase in the compensation or benefits payable to officers, directors, or employees except for increases in compensation or benefits in the Ordinary Course of Business to Persons other than Janet, Jon or their Related Persons; or (h) Contract to do any of the foregoing or any of the items listed in Section 6.2(b) of this Agreement.

4.18. Contracts; No Defaults.

(a) Material Contracts. Set forth on Section 4.18(a) of the Sellers’ Disclosure Schedule is a list of all of the material Contracts to which the Company is a party or by which the Company is bound, including the following Contracts (the “Material Contracts”) true and complete copies of which (including all amendments, waivers and other modifications thereto) have been delivered to Buyer by Sellers:

(i) any Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of the Contract Threshold Amount and that is not terminable on notice of sixty (60) days or less;

(ii) any Applicable Contract of an amount or value in excess of the Contract Threshold Amount for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier;

(iii) any Applicable Contract of an amount or value in excess of the Contract Threshold Amount for the sale of any of the assets or properties other than the sale of Inventory in the Ordinary Course of Business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets or properties;

(iv) any Applicable Contract relating to the acquisition by the Company of any operating business or the equity of any other Person;

(v) any Applicable Contract of an amount or value in excess of the Contract Threshold Amount with customers or suppliers that contains provisions for rebates, credits, discounts or the sharing of fees (but excluding Applicable Contracts containing such provisions relating only to prompt payment of amounts due thereunder);

(vi) any Applicable Contract obligating the Company containing a “most favored nation” pricing clause;

(vii) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except leases and installment and conditional sales agreements having a value per item or aggregate payments of less than the Contract Threshold Amount);

(viii) any licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, and any Applicable Contract involving the assignment, transfer pledge or encumbrance of any of the Intellectual Property Assets;

(ix) any employment contract binding on the Company which requires the Company to make annual payments in excess of the Contract Threshold Amount;

(x) any collective bargaining agreement or other Applicable Contract with any labor union or other employee representative of a group of employees;

(xi) any joint venture, partnership, or other Applicable Contract (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xii) any Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person or in any geographic area;

(xiii) any Applicable Contract relating to the borrowing of money from the Company excluding employee advances which in the aggregate are less than $20,000;

(xiv) any Applicable Contract requiring the payment to any Person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees, agents or recruiters in the Ordinary Course of Business);

(xv) any Applicable Contract relating to or evidencing the Scheduled Debt;

(xvi) any Applicable Contract pursuant to which the Company has any Liability or could have any Liability in excess of the Contract Threshold Amount;

(xvii) any performance, bid or completion bonds, surety or stand-alone indemnification agreements and other similar credit support obligations or arrangements, securing obligations in excess of the Threshold Amount;

(xviii) any Contract not entered into in the Ordinary Course of Business; and

(xix) any Contract under which the consequences of a breach, default or termination could have or could reasonably be expected to have a Material Adverse Effect.

(b) Compliance. Except as set forth in Section 4.18(b) of the Sellers’ Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Except as set forth in Section 4.18(b) of the Sellers’ Disclosure Schedule:

(i) the Company is not in default under or in breach of the material terms of any Material Contract;

(ii) no other Party to any Material Contract is in breach of or default under any such Material Contract;

(iii) to the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any such Material Contract; and

(iv) no written termination notice has been delivered by any party to any other party nor to the Knowledge of Sellers has termination been Threatened with respect to any Material Contract.

4.19. Insurance. The Company has delivered to Buyer copies of all insurance policies, including life, fire, liability, product liability, workers compensation, health and other forms of insurance, currently issued to the Company or paid for by the Company with respect to the Business, (collectively, the “Insurance Policies”). With respect to each Insurance Policy, and except as set forth in Section 4.19 of the Sellers’ Disclosure Schedule, (a) the policy is legal, valid, binding, enforceable and in full force and effect and (b) the Company is not in default under any such Insurance Policy in any material respect. There is no claim in excess of the Threshold Amount by the Company pending under any such Insurance Policies as to which such Company has received written notice that coverage has been questioned, denied or disputed by the underwriters of such policies. The Insurance Policies, taken together, are sufficient for compliance with all Legal Requirements and Material Contracts which specify specific insurance coverage requirements to which the Company is a party or by which it is bound and will continue in full force and effect following the consummation of the Contemplated Transactions.

4.20. Real Property.

(a) Owned Real Property. Section 4.20(a) of the Sellers’ Disclosure Schedule sets forth a true and complete list of the real property (including street address) owned by the Company (the “Owned Real Property”), all of which will be distributed to the Sellers on or before the Closing Date at which time the Company will own no real property.

(b) Leased Real Property. Section 4.20(b) of the Sellers’ Disclosure Schedule describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased real property is referred to as the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contract under which such property is leased (the “Real Property Leases”). The Maintenance Facility Property will be purchased by the Company on the Closing Date. The Real Property Leases will be terminated prior to Closing.

4.21. Environmental Matters. Except as disclosed in Section 4.21 of the Sellers’ Disclosure Schedule:

(a) The Company has complied with, and is in compliance with, all Environmental Laws. The Company has not received, orally or in writing, any actual or Threatened order, notice, report or other communication or information of any actual or potential violation or failure by the Company to comply with any Environmental Law.

(b) Neither the Company nor the Sellers has received any notice, written or oral, that there are any pending or, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) owned or operated by the Company.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, so as to give rise to any current or future Liability pursuant to any Environmental Law.

(d) The Company has not assumed, undertaken, or otherwise become subject to, or provided any indemnity with respect to, any Liability pursuant to any Environmental Law of any other Person.

(e) Other than in compliance with all applicable Legal Requirements, the Company has not manufactured, sold, marketed, installed or distributed products or items containing asbestos or silica or other Hazardous Materials and does not have any Liability with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility.

(f) The Company and the Sellers have provided the Buyer true and correct copies of all environmental audits, reports, assessments and other documents in their possession or under their reasonable control that materially bear on environmental, health or safety liabilities relating to the past or current operations, facilities or properties of the Business.

4.22. Employees.

(a) Section 4.22(a) of the Sellers’ Disclosure Schedule sets forth as of the date hereof the name, current annual pay rate, current title and location of each employee of the Company.

(b) Section 4.22(b) of the Sellers’ Disclosure Schedule lists each officer, director and key employee of the Company.

(c) Except as is otherwise set forth in Section 4.22(c) of the Sellers’ Disclosure Schedule, all employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Benefit Plans.

(d) The Company is in material compliance with all applicable Legal Requirements relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, pay equity, employment insurance and wages and hours including, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Occupational Safety and Health Act and all applicable state wage and hour laws and equal opportunity laws. Except as set forth in Section 4.22(d) of the Sellers’ Disclosure Schedule, there are no investigations, grievances, administrative charges or court complaints pending or, to the Knowledge of Sellers, Threatened against the Company before any U.S. state or federal agency, commission, court or arbitrator concerning alleged employment discrimination, wrongful discharge, or any other matters relating to the employment of labor, including, claims of harassment, discrimination, retaliatory act or similar actions filed against any officer, director, manager or employee of the Company.

(e) Except as set forth in Section 4.22(e) of the Sellers’ Disclosure Schedule, the Company has not received written notice that any management employee intends to terminate his employment with the Company.

(f) The Company has properly classified all of its service providers as either employees or independent contractors, in conformity with Legal Requirements. The Company has withheld and paid to the appropriate Governmental Body all amounts required to be withheld from compensation paid to its employees and is not liable for any arrears of Taxes, penalties or other sums for failure to withhold and pay applicable Taxes. The Company has paid in full to its employees, or adequately accrued for, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim in excess of the Threshold Amount in dispute against the Company with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Knowledge of Sellers, Threatened with respect to any current or former service providers of the Company.

(g) Except as set forth in Section 4.22(g) of the Sellers’ Disclosure Schedule, the Company is in compliance with the Labor Condition Application and Immigration Reform and Control Act of 1986 and maintains a current I-9 Employment Eligibility Verification Form for each employee of the Company in accordance with applicable Legal Requirements.

4.23. Labor Relations; Compliance. The Company is not a party to or bound by any collective bargaining or other labor Contract and none is presently being negotiated. Except as set forth in Section 4.23 of the Sellers’ Disclosure Schedule, to the Knowledge of Sellers there is no union organizing campaign being conducted with respect to the employees of the Company and no union has been certified as representative of any of the employees of the Company. Except as is set forth in Section 4.23 of the Sellers’ Disclosure Schedule, since December 31, 2006, there has not been, and the Company has not received written notice that there is presently pending, existing or Threatened, (a) any strike, slowdown, picketing, work stoppage, lockouts, other labor stoppages or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining agent. In the three (3) years prior to the Closing, the Company has not effectuated (i) a “plant closing” (as defined in WARN or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in WARN or any similar state, local or foreign law) affecting any site of employment or facility of the Company. The Company has no material liabilities, whether contingent or absolute, relating to workers’ compensation benefits that are not fully insured against to the extent required by applicable law. With respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

4.24. Intellectual Property.

(a) Sufficiency. The Company owns or has all necessary rights to use pursuant to licenses or sublicenses, all Intellectual Property used by the Company. The Intellectual Property currently owned or licensed to the Company constitutes all of Intellectual Property necessary for the operation of the Business as presently conducted and as presently contemplated to be conducted in the future. Each item of Intellectual Property owned, licensed to or otherwise used by the Company immediately prior to the Closing will be owned, licensed to or available for use by the Company immediately subsequent to the Closing.

(b) Non-Interference. Except as set forth in Section 4.24(b) of the Sellers’ Disclosure Schedule, since December 31, 2006, the Company has not received any written charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any other Person’s Intellectual Property rights, nor to the Sellers’ Knowledge is there any basis for any such charge, complaint, claim or demand. To the Knowledge of Sellers, neither the Company nor the conduct of the Business interferes with, infringes upon, misappropriates or violates the Intellectual Property rights of any other Person. To the Knowledge of Sellers and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property owned by licensed to or otherwise used by the Company.

(c) Owned Intellectual Property. Section 4.24(c) of the Sellers’ Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by the Company, including, but not limited to: (i) each registration that has been issued to or otherwise owned by the Company with respect to any of its Intellectual Property, (ii) each application for registration that the Company has made or that the Company otherwise owns with respect to any of its Intellectual Property, and (iii) each outstanding material license or sublicense that the Company has granted to any Person with respect to any of its Intellectual Property. Section 4.24(c) of the Sellers’ Disclosure Schedule also sets forth a true and complete list of each item of Intellectual Property that is owned by the Company and used in connection with the Business. Each registration for Intellectual Property owned by the Company is valid and enforceable and in full force and effect. With respect to each item of Intellectual Property owned by the Company, except as set forth in such Section 4.24(c), the Company:

(i) exclusively owns all right, title, and interest in and to the item, free and clear of any Encumbrance other than a Permitted Encumbrance as specified in Section 4.24(c) of the Sellers’ Disclosure Schedule;

(ii) has not received any written or oral notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or Threatened, that challenges the legality, validity, enforceability, use, or ownership of the item, or that asserts that its rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment and/or fraudulent registration, nor is there any basis for any such charge, complaint, claim or demand; and

(iii) has no outstanding obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Intellectual Property Licensed to the Company. With respect to each item of licensed Intellectual Property and except as specified in Section 4.24(d) of the Sellers’ Disclosure Schedule, (i) the Company is not in default under any such license agreement; (ii) the license or sublicense covering the item is legal, valid, binding, and enforceable against the licensor, and in full force and effect and the Sellers have delivered to Buyer a true and complete copy of each such license agreement and any amendments thereto; and (iii) no third party to the license or sublicense is in default thereunder.

(e) Software and IT Systems. All software used by Company is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. Such software and the Company’s information technology systems and hardware are in satisfactory working order and have appropriate hardware and software support and maintenance. The Company has no source code escrow arrangements and does not possess any source code.

4.25. Relationships With Related Persons. Except as set forth in Section 4.25 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of any Seller or the Company (i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, (ii) has had business dealings or a material financial interest in any transaction with the Company other than in the Ordinary Course of Business or (iii) is a party to any Contract with the Company.

4.26. Brokers or Finders. The Company and Sellers have incurred Liability for brokerage fees to Greene Holcomb & Fisher LLC in connection with this Agreement and all of such Liabilities will be satisfied by the Sellers at Closing.

4.27. Bank Accounts and Powers of Attorney. Section 4.27 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of (a) each bank, deposit, lock box or cash collection, management or other account of the Company, including the title and number of the account and the financial or other institution at which such account is located (designating each authorized signatory) and (b) all powers of authority or similar grants of signing authority currently in effect bestowed by the Sellers or the Company to any Person in any capacity.

4.28. Customers. Section 4.28 of the Sellers’ Disclosure Schedule contains a list of the twenty (20) largest customers (as measured by earned revenue from such customers) of the Company for the fiscal years ended December 31, 2005, 2006, and 2007, and the seven (7) month period ended July 31, 2008. To the Knowledge of the Sellers no customer listed on the Disclosure Schedule intends to cease or has Threatened to cease doing business with the Company or materially adversely decrease the amount of business it does with the Company.

4.29. Surety Bonds.

(a) The Company has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with its operations. Section 4.29(a) of the Sellers’ Disclosure Schedule contains a true and complete list of all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by the Company in connection with its operations (collectively, the “Surety Bonds”) including the name of each surety and the cost of completion as of September 22, 2008 for the project or job secured by such Surety Bond.

(b) Except as disclosed in Section 4.29(b) of the Sellers’ Disclosure Schedule, the Company is in compliance in all material respects with all Surety Bonds applicable to it, and the operation of the Company’s Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise is in compliance in all material respects with all applicable reclamation and other applicable Legal Requirements.

4.30. Customer Warranties. There are no pending, nor to the Knowledge of Sellers, Threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Company that are not disclosed or referred to in the Latest Balance Sheet or included in the books and records of the Company and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and the Company does not have any pending claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. No Material Contract with any customer contains any unusual warranty provisions that would impose material liability on the Company. Set forth in Section 4.30 of the Sellers’ Disclosure Schedule are the aggregate amounts of warranty claims incurred by the Company during the last three (3) completed fiscal years. There is no reason to expect an increase in the amount of warranty claims (as a percentage of gross revenues of the Company) in the future.

4.31. No Participations. Except as set forth in Section 4.31 of the Sellers’ Disclosure Schedule, none of the Sellers nor the Company owns any equity interest or other proprietary interest, directly or indirectly, in any Person which, wholly or partially, is engaged in a business similar to or that otherwise competes with the Business or conducts a business constituting any portion or aspect of the Business or which is a vendor or customer of the Business.

4.32. Customer Assets. The Company has sole custody and control of and maintains adequate insurance coverage (directly or as an additional insured on customer policies) on all materials, supplies, parts or other assets delivered to the Company by or on behalf of its customers for use in connection with projects the Company undertakes for such customers (the “Customer Assets”). No material amount of the Customer Assets has been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by the Company and the Company has not received notice of any claim, loss or damage related to the Customer Assets.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer’s Disclosure Schedule, Buyer represents and warrants to Sellers as follows:

5.1. Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida. Buyer is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the assets and properties owned, leased or operated by it or the nature of its business make such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect on Buyer.

5.2. Authority; No Conflict.

(a) Enforceability. Buyer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the Buyer’s Closing Documents, (ii) perform its obligations hereunder and thereunder and (iii) consummate the transactions contemplated by this Agreement. Each of (i), (ii) and (iii) has been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Contemplated Transactions. This Agreement and the Buyer’s Closing Documents have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Sellers and the Company, this Agreement constitutes, and each Buyer’s Closing Document upon execution will constitute, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of any Enforceability Exceptions. Upon the execution and delivery by Buyer of the Escrow Agreement and the other documents to be executed and delivered by Buyer set forth in Section 3.2(b) (collectively, the “Buyer’s Closing Documents”), Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) No Conflict. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation of any of the Contemplated Transactions will not: (i) contravene, conflict with or violate any provision of the Organizational Documents of Buyer; (ii) conflict with or violate any law or order applicable to Buyer or which Buyer or any of its assets or properties is bound or affected; (iii) result in any breach of or constitute a default under, or require notice or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument to which Buyer is a party or by which any of Buyer’s assets or properties are bound, or result in the creation of a material Encumbrance on any asset or property of; (iv) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which Buyer, or any of the assets owned or used by Buyer, may be subject; or (v) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that relates to the business of, or any of the assets owned or used by, Buyer.

5.3. Consents. Except for such Consents as Buyer may be required to obtain prior to Closing and described in Section 5.3 of Buyer’s Disclosure Schedule (the “Buyer Consents”), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.

5.5. Legal Proceedings. Except as set forth in Section 5.5 of the Buyer’s Disclosure Schedule, Buyer has not received any written notice there is pending or Threatened any Proceeding that challenges, or that may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

5.6. Brokers or Finders. Buyer and its officers and agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions.

5.7. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1. Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers and the Company will, and will cause each of their respective Representatives to, (a) afford Buyer and its Representatives and prospective lenders or other financing sources and their Representatives (collectively, “Advisors”), upon reasonable advance notice and during regular business hours full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer and its Advisors may reasonably request, and (c) furnish the Buyer and its Advisors with such additional financial, operating, and other data and information as Buyer or its Advisors may reasonably request; provided that no investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty made by the Company or the Sellers.

6.2. Operation of the Businesses of the Company.

(a) Ordinary Course. Except as expressly provided or permitted herein or as consented to in writing by Buyer, as it relates to the Company or Sellers, during the period commencing on the date of this Agreement and ending on the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall act and carry on its businesses solely in the Ordinary Course of Business and shall use commercially reasonable efforts to maintain and preserve its business organization, assets, Governmental Authorizations and properties, preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, maintain all Insurance Policies set forth in Section 4.19 of the Sellers’ Disclosure Schedule and keep available the services of its present officers, managers, employees and consultants.

(b) Negative Covenants. Without limiting the generality of the foregoing, except as expressly provided or permitted herein, or pursuant to the terms of any Applicable Contract which is disclosed in Sellers’ Disclosure Schedule, during the Pre-Closing Period, the Company shall not directly or indirectly, do any of the following without the prior written consent of the Buyer, which may be withheld or delayed in Buyer’s sole discretion:

(i) except cash distributions required by Section 6.10, declare, set aside or pay any distributions or dividends on, or make any other distributions in respect of, any of the Shares, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or any of its other securities; or purchase, redeem or otherwise acquire any of the Shares;

(ii) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of the Shares, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, voting securities or convertible or exchangeable securities;

(iii) amend any of the Organizational Documents or other comparable charter or organizational documents;

(iv) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to the Company;

(v) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company other than in the Ordinary Course of Business, which transactions in any such event will not be in excess of $500,000 in the aggregate;

(vi) knowingly or irrevocably waive any material right of the Company under any Material Contract;

(vii)(A) incur any Indebtedness other than in the Ordinary Course of Business or make any payments on any existing Indebtedness other than in the Ordinary Course of Business, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any material loans, advances or capital contributions to, or investment in, any other Person;

(viii) make any single capital expenditures or other expenditures with respect to property, plant or equipment other than in the Ordinary Course of Business in excess of $500,000 in the aggregate;

(ix) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(x) except as required to comply with applicable Legal Requirement or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee other than in the Ordinary Course of Business or with respect to any Seller or any Related Person of a Seller, at all, (C) grant any options to purchase shares of capital stock of the Company, equity appreciation rights, equity based or equity related awards, performance units or restricted equity, or (E) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(xi) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xii) enter into, amend or terminate any Material Contract or agreement other than in the Ordinary Course of Business and only to the extent commercially reasonable;

(xiii) commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xiv) terminate or fail to renew any Governmental Authorization that is required for continued operations;

(xv) enter into any collective bargaining agreement or union contract with any labor organization or union;

(xvi) accelerate or defer any material obligation or payment by or to the Company, or not pay any accounts payable or other obligation of the Company when due, unless contested in good faith with full and complete appropriate reserves provided in the Company’s books and records;

(xvii) decrease or defer in any material respect, any required maintenance, repair or replacement of any property, plant or equipment of the Company or the level of costs expended in connection therewith;

(xviii) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(xx) take any action that would or would reasonably be expected to (A) result in a representation or warranty of the Sellers and/or the Company becoming untrue, (B) result in any of the conditions set forth in ARTICLE 8 and/or ARTICLE 9 not being satisfied, or (C) otherwise prevent or materially delay or materially impair the ability of such Party to consummate the Contemplated Transactions on the terms contemplated by this Agreement; or

(xxi) authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3. Required Approvals.

(a) Sellers. As promptly as practicable after the date of this Agreement, Sellers and the Company will and will cause all of their Related Persons to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, if any. Between the date of this Agreement and the Closing Date, Sellers and the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) cooperate with Buyer in obtaining all consents required by Buyer to consummate the Contemplated Transactions, and (c) take all actions reasonably necessary to obtain the Closing Consents.

(b) Buyer. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Sellers and the Company with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Sellers and the Company in obtaining all Closing Consents.

6.4. Efforts to Satisfy Conditions.

(a) Sellers. Sellers and the Company will use commercially reasonable efforts to cause the conditions in ARTICLE 8 and ARTICLE 9 to be satisfied.

(b) Buyer. Buyer will use commercially reasonable efforts to cause the conditions in ARTICLE 8 and ARTICLE 9 to be satisfied.

6.5. Notices of Certain Events. Prior to the Closing Date, each of Sellers and Buyer shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(b) any written notice or other communication from any Governmental Body in connection with any of the Contemplated Transactions; and

(c) any change that would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to materially delay or impede the ability of either Sellers or Buyer to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions.

6.6. Exclusivity.

(a) The Buyer, the Company, Jon, Wanzek Family Limited Partnership I, LLLP and the Sellers’ Representative are party to the Exclusivity Agreement. The Parties wish to incorporate by reference the Exclusivity Agreement in its entirety into this Section 6.6(a) as if it was set forth in full herein. Each of the Sellers (whether or not a party to the Exclusivity Agreement) agrees to perform all obligations agreed to by the Sellers’ Representative, the Company, Jon and the Wanzek Family Limited Partnership I, LLLP thereunder as if the term of the Exclusivity Agreement were extended for the entirety of the Pre-Closing Period and shall be deemed for all purposes to be so extended.

(b) Neither the Company nor Sellers shall release any third party from, or waive any provision of, any confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

6.7. Bank Accounts; Powers of Attorney. As of the Closing, at Buyer’s request, Sellers and the Company shall cause Buyer’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of the Company’s bank accounts and to terminate any powers of attorney.

6.8. Supplements to Disclosure Schedule. Both Sellers and Buyer shall have the right until the Closing Date to amend or supplement their respective Disclosure Schedules with respect to any matter hereafter arising. No such supplement or amendment shall (a) cure any breach of any representation or warranty made in this Agreement for purposes of (i) determining satisfaction of the conditions set forth in ARTICLE 8 and ARTICLE 9, or (ii) the Parties’ respective termination rights pursuant to ARTICLE 10, or (b) effect, limit or modify in any manner the indemnification obligations of the Parties set forth in ARTICLE 11. Notwithstanding the foregoing, no Party shall have any Liability for indemnification pursuant to ARTICLE 11 on account of a breach of a representation or warranty, to the extent that (i) the matter or event which causes the breach first arose after the date of this Agreement, (ii) such matter or event is disclosed in a revised Disclosure Schedule delivered prior to the Closing Date, and (iii) the Party which receives the revised Disclosure Schedule has the right to terminate this Agreement based upon such breach but elects to proceed with the Closing.

6.9. Cooperation Regarding Financing. From the date hereof through the Closing Date, the Sellers and the Company shall assist and cooperate with the efforts of the Buyer and its accountants, auditors, investment bankers and other Representatives in connection with the Buyer’s financing of the Contemplated Transaction, including preparing and promptly providing all financial statements (including but not limited to pro forma financial statements) and providing all comfort letters from their accountants in each case as reasonably requested by the Buyer. In connection therewith, the Company shall make reasonably available its officers to assist Buyer in (i) preparing any registration statement, offering memorandum or similar documents and all other prospectuses in connection therewith, and (ii) giving presentations with respect to the Business in connection with the Buyer’s financing of the transactions contemplated hereby, including presentations at road shows and to provide all other assistance reasonably requested in connection with such financing; provided that such assistance does not unreasonably interfere with the operation and conduct of the business and the affairs of the Company.

6.10. Certain Pre-Closing Cash Distributions and Payments. At or prior to the Closing, the Company shall distribute out all of its Cash and Cash Equivalents such that following such distribution the Company shall have Cash and Cash Equivalents estimated in good faith by the Sellers in an amount not greater than $500,000.

ARTICLE 7

POST-CLOSING COVENANTS

7.1. Covenant Not to Compete. From and after Closing, Sellers covenant and agree as follows:

(a) Acknowledgements. Prior to the Closing, the Company conducted the Business throughout the United States of America and had active plans to expand into Canada and Mexico. Following the Closing, the Parties plan for the Company to conduct the Business throughout North America and to pursue projects in other geographic locations, including Europe, Asia, South America and the Middle East. Sellers acknowledge and agree that, pursuant to this Agreement, Buyer is purchasing all of the Company’s Business, including its valuable goodwill, trade secrets, confidential business information, and other Intellectual Property which gives the Company a competitive advantage in its industries. Jon and Janet each have detailed personal knowledge regarding the Company’s trade secrets, confidential information, and other Intellectual Property and the Parties agree that competition by any of the Sellers during the Restricted Period would deprive Buyer of the benefit of its bargain and destroy the goodwill being purchased by Buyer. In addition, Jon is currently acting as the Company’s Chief Executive Officer and President and, after the Closing, will be employed by Buyer or one of its Affiliates and will provide executive management services both to Buyer and the Company.

(b) Territory and Restricted Period. As used in this ARTICLE 7, the term “Territory”, as it applies to any Seller other than Jon, means North America and, as it applies to Jon, means North America and any other country in which the Company provides products or services during the twelve (12) month period immediately preceding the termination of Jon’s employment with the Buyer or its Affiliates. As used in this ARTICLE 7, the term “Restricted Period”, as it applies to Jon, means the later to occur of the fifth anniversary of the Closing Date or 36 months after Jon’s employment with Buyer or its Affiliates terminates and, as it applies to any other Seller, it means the fifth anniversary of the Closing Date.

(c) Non-Competition and Non-Solicitation by Jon. In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Shares and as a material inducement to Buyer entering into this Agreement and consummating the Contemplated Transactions, Jon will not at any time during the Restricted Period and within the Territory, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security or ownership interest of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i) engage in, continue in or carry on any business which competes with the Business or competes with the businesses conducted by Buyer or any of its Affiliates employing Jon after the Closing;

(ii) solicit any customers of the Company or of Buyer or any of its Affiliates employing Jon after the Closing for purposes of offering products or services that are directly competitive with the products or services offered by the Company or of Buyer or its Affiliates; or

(iii) hire, offer to hire, or solicit for employment any current or former employee of the Company, Buyer, or its Affiliates, unless such Person has been separated from employment by the Company, Buyer or its Affiliates for at least one year.

Notwithstanding the foregoing, the passive ownership of up to five percent (5%) of the outstanding capital stock of a company which is publicly traded and listed on an international securities exchange shall not be deemed a violation of the provisions of this Section 7.1.

(d) Non-Competition and Non-Solicitation by All Sellers other than Jon. In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Shares and as a material inducement to Buyer entering into this Agreement and consummating the Contemplated Transactions, none of the Sellers other than Jon will at any time during the Restricted Period and within the Territory, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security or ownership interest of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i) engage in, continue in or carry on any business which competes with the Business;

(ii) solicit any customers of the Company for purposes of offering products or services that are directly competitive with the products or services offered by the Company; or

(iii) hire, offer to hire, or solicit for employment any current or former employee of the Company unless such employee has been separated from employment by the Company, Buyer or its Affiliates for at least one year.

(e) Trade Secrets and Confidential Information. All of the Sellers covenant and agree to maintain the confidentiality of, and to not use or disclose except as authorized by Buyer, all trade secrets of the Company, Buyer, and/or Buyer’s Affiliates for as long as such information remains a trade secret. All of the Sellers further covenant and agree, for the applicable Restricted Period, to maintain the confidentiality of, and to not use or disclose except as authorized by Buyer, all confidential information of the Company, Buyer, and/or Buyer’s Affiliates that does not constitute a trade secret.

(f) Return of Materials. Upon the termination of Jon’s employment with Buyer or its Affiliates, Jon will return to Buyer all information, property, documents, cars, computers, credit cards and other materials he received from, or which belong to, Buyer, the Company, or any of Buyer’s Affiliates.

(g) Severability; Reformation; Equitable Relief. Sellers acknowledge and agree that the covenants provided for in this Section 7.1 are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests which include its interests in protecting the Company’s valuable confidential business information, trade secrets and goodwill. Sellers expressly authorize the enforcement of the covenants provided for in this Section 7.1 by (i) the Buyer, (ii) the Buyer’s permitted assigns, (iii) Buyer’s Affiliates, including the Company, and (iv) any successors to the Buyer or its business. Sellers each covenant and agree not to challenge the enforceability of, or raise any equitable defense to, the covenants set forth in this Section 7.1. To the extent that any portion of any of the covenants provided for in this Section 7.1 may later be deemed by a court of competent jurisdiction to be overly broad to be enforced as written, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision, in order to give maximum legal effect to the Parties’ intentions. The provision as modified shall then be enforced.

(h) Specific Performance. If any Seller breaches or threatens to breach any of the provisions of this Section 7.1, Buyer (or any other entity authorized to enforce the provisions of Section 7.1) shall have the right and remedy, in addition to any others that may be available, at law or in equity, to: (i) have the provisions of this Section 7.1 specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that any such breach will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer; (ii) collect all reasonable costs of enforcement of this Agreement, including reasonable attorneys’ fees and costs, from the applicable Seller(s); and (iii) collect any quantifiable damages caused by the breach. Sellers covenant and agree that they shall not, and shall not authorize any other Person to, initiate any claim or lawsuit (whether by way of a declaratory action or otherwise) seeking to challenge or question the enforceability of any provision of this Section 7.1.

7.2. No Disparagement.

(a) From and after the Closing Date, none of Sellers nor any of their respective Related Persons or Representatives shall, in any way to any Person or Governmental Body, denigrate or derogate the Company, Buyer or any of their Affiliates or Related Persons (collectively, the “Buyer Group”), or any product or service or procedure of any of the foregoing. A statement shall be deemed denigrating or derogatory to any Person if it adversely affects the regard or esteem in which such Person is held by customers, investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of Sellers nor any of their respective Related Persons or Representatives shall, directly or indirectly in any way in respect of any member of the Buyer Group communicate with, or take any action which is adverse to the position of any such member of the Buyer Group with any Person or Governmental Body who or which has dealings or prospective dealings with any such member of the Buyer Group or jurisdiction or prospective jurisdiction over any such member of the Buyer Group. In addition, none of Sellers nor any of their respective Related Persons or Representatives shall take any action that foreseeably could damage or diminish the goodwill or reputation of any member of the Buyer Group or the Business. This paragraph shall not restrict the Sellers from pursuing in a judicial forum, arbitration or proceeding any claim or action arising under this Agreement.

(b) From and after the Closing Date, neither Buyer, Guarantor nor any of their respective Related Persons or Representatives shall, in any way to any Person or Governmental Body, denigrate or derogate the Sellers or any of their Affiliates or Related Persons (collectively, the “Seller Group”). Without limiting the generality of the foregoing, neither Buyer, Guarantor nor any of their respective Related Persons or Representatives shall, directly or indirectly in any way in respect of any member of the Seller Group communicate with, or take any action which is adverse to the position of any such member of the Seller Group with any Person or Governmental Body who or which has dealings or prospective dealings with any such member of the Seller Group or jurisdiction or prospective jurisdiction over any such member of the Seller Group. In addition, neither Buyer, Guarantor nor any of their respective Related Persons or Representatives shall take any action that foreseeably could damage or diminish the goodwill or reputation of any member of the Seller Group. This paragraph shall not restrict the Buyer or Guarantor from pursuing in a judicial forum, arbitration or proceeding any claim or action arising under this Agreement.

7.3. Certain Tax Matters.

(a) The Buyer shall include the Company in its consolidated Tax group effective as of the day following the Closing Date, thereby causing the Tax year of the Company for federal and to the extent applicable, state and local income Tax purposes to end on the Closing Date. The Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company for the taxable periods ending after the Closing Date, including Straddle Periods, and the Sellers shall be responsible for preparing and filing all Tax Returns of the Company for taxable periods ending on or before the Closing Date. Any Tax Return for the period ending on the Closing Date (“Stub Period Return”) or a period ending prior to the Closing Date (“Pre-Closing Period Return”) shall be furnished to the Buyer for its review, comment and approval at least thirty (30) days prior to the due date (or extended due date) for filing such Tax Returns and such Tax Returns shall be prepared in accordance with past practice, except as required by Legal Requirement. The Sellers shall make changes as reasonably requested by the Buyer, and shall not file such Tax Returns without Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. The Sellers shall pay all Taxes required to be paid with respect to such Tax Returns less the Actual Tax Obligations included in the Final Closing Adjustment. The Buyer shall cooperate fully in connection with the preparation and filing of such Tax Returns. The Sellers shall not amend any such Tax Returns without the prior written consent of the Buyer, not to be unreasonably delayed, conditioned or withheld.

(b) If a Party is responsible for the payment of Taxes pursuant to Section 11.5(a) (the “Tax Indemnifying Party”) and a Party which is not responsible for the payment of such Taxes pursuant to Section 11.5(a) (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party will notify (and, in any event, within thirty (30) days of the receipt of notice of any such Tax Claim) the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Tax Indemnifying Party will not relieve the Tax Indemnifying Party of any Liability it may have to the Tax Indemnified Party, except to the extent the Tax Indemnifying Party has suffered actual prejudice thereby.

(c) With respect to any Tax Claim, the Tax Indemnifying Party may assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably delayed, conditioned or withheld, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Tax Indemnified Party (“Indemnified Party Tax Increase”); provided, that, to the extent that a Tax Claim relates to the Straddle Period, the Sellers’ Representative and the Buyer will jointly control all proceedings taken in connection with any such Tax Claim.

(d) The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(e) No Party will settle or compromise a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other Party’s or Parties’ written consent which consent shall not be unreasonably delayed, conditioned or withheld.

7.4. Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.5. Litigation Support. In the event and for so long as Buyer or Company is actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or the Business, Sellers will cooperate in the contest or defense and provide such testimony as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by Sellers).

ARTICLE 8

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1. Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement that are qualified by a reference to materiality or a Material Adverse Effect (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects as written (including the Materiality Qualifier) when made and (after giving effect to any schedule updates permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date) and the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and (after giving effect to any schedule updates permitted under Section 6.8) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

8.2. Sellers’ and the Company’s Performance.

(a) Covenants; Etc. All of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Documents, Etc. Each document required to be delivered by Sellers pursuant to Section 3.2(a) must have been delivered.

8.3. Consents. Each of the Closing Consents and the Buyer Consents must have been obtained and must be in full force and effect.

8.4. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, the Company or Sellers, or against any Person affiliated with Buyer, the Company or Sellers, any Proceeding (a) involving any challenge to, or seeking material damages or other material relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, making illegal, or otherwise materially interfering with any of the Contemplated Transactions that in either such case of (a) of (b) has not been fully resolved without additional cost or Liability to Buyer, which has not been fully indemnified by Sellers.

8.5. No Claim Regarding Shares or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares that in either such case of (a) of (b) has not been fully resolved without additional cost or Liability to Buyer, which has not been fully indemnified by Sellers.

8.6. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will contravene, or conflict with, or result in a violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.7. No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to the Company shall have occurred.

8.8. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Sellers to Buyer.

8.9. Employment Agreements. Each of Robert Pierce, Rush Waite, Kevin Gourde and Jason Kaufman shall have executed and entered into an employment agreement with MasTec Services Company, Inc., a Florida corporation, in substantially the form attached hereto as Exhibit G.

8.10. Estimated Net Working Capital. Estimated Net Working Capital shall be no less than the Target Net Working Capital.

ARTICLE 9

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers’ Representative, in whole or in part):

9.1. Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made as written (including the Materiality Qualifier) and (after giving effect to any schedule updates permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date), and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and (after giving effect to any schedule updates permitted under Section 6.8) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

9.2. Buyer’s Performance.

(a) Covenants; Etc. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Documents, Etc. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.2(b) and must be prepared to make the cash payments required to be made by Buyer pursuant hereto.

9.3. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.4. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene, or conflict with, or result in a material violation of, or cause the Company to suffer any material adverse consequence under (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise proposed by or before any Governmental Body.

TERMINATION

10.1. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) By mutual written consent of Buyer and the Sellers’ Representative;

(b) on or after the ninety-first (91st) day after the date hereof by either the Sellers’ Representative or Buyer if the Closing has not occurred on or before the Ninetieth Day; provided, that the terminating Party shall give the other Party or Parties not less than two (2) Business Days notice of its intent to terminate this Agreement pursuant to this Section 10.1(b) and within such two (2) Business Day period will discuss with the other Party or Parties the basis upon which such notice was given and shall explore possible alternatives; provided, however, that the decision to terminate shall rest solely in the discretion of the notifying Party; and provided, further that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a Party which is then in Breach (or in the case of the Sellers’ Representative if any Seller or the Company is then in Breach) of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

(c) by the Sellers’ Representative, upon written notice, if (i) one or more of the representations and warranties of Buyer shall have become untrue such that the condition set forth in Section 9.1 would not be satisfied, (ii) Buyer shall have breached any agreement, obligation or covenant such that the condition set forth in Section 9.2 would not be satisfied, or (iii) all of the conditions set forth in ARTICLE 8 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Buyer fails to satisfy its obligations to be carried out at Closing under ARTICLES 2 and 3; provided, that in the case of (i) or (ii) if the inaccuracy in Buyer’s representations and warranties or the breach of Buyer’s agreement, obligation or covenant is curable through the exercise of Buyer’s commercially reasonable efforts, then the Sellers’ Representative may not terminate this Agreement for thirty (30) days after the Sellers’ Representative shall have given written notice of such inaccuracy or breach to Buyer (so long as Buyer continues to use commercially reasonable efforts to cure the inaccuracy or breach during such period), it being understood that the Sellers’ Representative may not terminate this Agreement if Buyer cures such inaccuracy or breach within such thirty (30) day period; and provided further that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available if the Company or any Seller is then in Breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

(d) by Buyer, upon written notice, if (i) one or more of the representations and warranties of Sellers shall have become untrue such that the condition set forth in Section 8.1 would not be satisfied, (ii) Sellers or the Company shall have breached any agreement, obligation or covenant such that the condition set forth in Section 8.2 would not be satisfied, or (iii) all of the conditions set forth in ARTICLE 9 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Sellers and the Company fail to satisfy all of their obligations to be carried out at Closing under ARTICLES 2 and 3; provided that in the case of (i) or (ii) if the inaccuracy in Sellers’ representations and warranties or the breach of Sellers’ or the Company’s agreement, obligation or covenant is curable through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement for thirty (30) days after Buyer shall have given written notice of such inaccuracy or breach to the Sellers’ Representative (so long as Sellers and/or the Company continue to use commercially reasonable efforts to cure such inaccuracy or breach during such period), it being understood that Buyer may not terminate this Agreement if Sellers or the Company cures such inaccuracy or breach within such thirty (30) day period; and provided further that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Buyer if Buyer is then in Breach of any of its representations, warranties, covenants or obligations contained in this Agreement;

(e) by Buyer or the Sellers’ Representative if there shall be any Legal Requirement that makes consummation of the purchase of the Shares illegal or otherwise prohibited, or if any order of any Governmental Body enjoining Buyer or Sellers from consummating the purchase of the Shares is entered and such order shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order; or

(f) by Buyer, upon written notice, at any time following the date hereof, that Buyer has determined for any reason, in its sole discretion, not to proceed with the Closing.

10.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any Affiliate or Related Person of such Party), except as provided in ARTICLE 1, this Section 10.2 and ARTICLE 12, which shall survive such termination; provided, however, that except to the extent set forth in this Section 10.2, nothing herein shall relieve any party from Liability for any Breach of this Agreement.

(b) If this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b) or Section 10.1(e), no Party shall have any Liability or further obligation to any other Party or Parties following such termination, including with respect to any Breach which occurred prior to such termination, except for any subsequent Breach of the covenants and agreements set forth in Section 12.2 or Section 12.3.

(c) If this Agreement is terminated by the Sellers’ Representative pursuant to Section 10.1(c) or by Buyer pursuant to Section 10.1(f), then in such event Buyer shall pay to Sellers the Termination Fee (as defined below) no later than the tenth (10th) Business Day following such termination, payable by wire transfer of same day funds. Upon any such termination pursuant to Section 10.1(c) or Section 10.1(f), (i) Guarantor’s Liability shall be limited to any portion of the Termination Fee not paid by Buyer and (ii) the Sellers’ rights to receive the Termination Fee shall be the sole and exclusive remedy, including on account of punitive damages, of the Sellers’, the Sellers’ Representative, the Company and all of their Affiliates and Related Persons against Buyer, Guarantor and all of their Affiliates and Related Persons for any and all Adverse Consequences suffered as a result thereof or otherwise in connection with this Agreement. The Parties acknowledge and agree that the Termination Fee constitutes liquidated damages and not a penalty and shall be the sole and exclusive remedy for recovery by the Sellers, the Sellers’ Representative the Company and all of their Affiliates and Related Persons, as the case may be, in the event of the termination of this Agreement pursuant to Section 10.1(c) or Section 10.1(f), including on account of punitive damages.

(d) If this Agreement is terminated by Buyer pursuant to Section 10.1(d), Buyer’s right to pursue all legal remedies against Sellers and the Company will survive such termination unimpaired. For purposes of clarity, in the event of such a termination the Parties acknowledge and agree that the Termination Fee shall not be deemed to be a measure of damages that would result from such a breach and agree that at no time shall they argue or in any way assert in any proceeding relating hereto or otherwise, that the Termination Fee is a measure of the damages resulting from such a breach.

(e) Each Party acknowledges and agrees that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement.

(f) In no event, if the Closing does not occur, whether or not this Agreement has been terminated pursuant to any provision hereof, shall Buyer, Guarantor or any of their Affiliates or Related Persons, either individually or in the aggregate, be subject to any Liability in excess of the Termination Fee for any or all Adverse Consequences relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Buyer of any representations, warranties, covenants, agreements or obligations contained in this Agreement, and in no event shall Sellers, the Sellers’ Representative, the Company or any of their Affiliates or Related Persons seek equitable relief or seek to recover any money damages in excess of such amount from Buyer, Guarantor or any of their Affiliates or Related Persons.

(g) The Sellers, the Company and the Sellers’ Representative each acknowledge and agree that if the Closing does not occur, whether or not this Agreement has been terminated pursuant to any provision hereof, they shall not nor shall any of their Affiliates or Related Persons be entitled to specific performance, injunction or any other equitable remedy which would compel or require Buyer, Guarantor or any of their Affiliates or Related Persons to consummate the transactions contemplated hereby or to pay any amount in excess of the Termination Fee. For purposes of clarity, the right to specific performance pursuant to Section 12.18 of this Agreement shall only be available to Buyer and not Sellers, the Sellers’ Representative or any of their Affiliates or Related Persons and Sellers agree that the Termination Fee shall be their sole and exclusive remedy for any breach by Buyer.

(h) Notwithstanding anything to the contrary contained herein, only one Termination Fee would ever be payable under this Agreement by Buyer and Guarantor.

(i) “Termination Fee” means the sum of (i) $10,750,000, plus (ii) the lesser of (A) Sellers’ and the Company’s reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of legal counsel, accountants, consultants, financial advisers and investment bankers (the fees and expenses of the investment bankers to be an amount determined as if the Closing occurred) of the Sellers and the Company) and (B) $4,000,000.

ARTICLE 11

INDEMNIFICATION

11.1. Survival. Except as set forth below, all representations, warranties, covenants, and obligations in this Agreement, the Sellers’ Disclosure Schedule and the Buyer’s Disclosure Schedule, the supplements thereof, any other certificate or document delivered pursuant to this Agreement will survive the Closing; provided, however, that from and after Closing, the Company shall not have any liability or obligation for any breaches on or before Closing of any its representations, warranties, covenants or agreements, and instead, the Sellers, jointly and severally, shall be liable for any such breaches by the Company as if such representations, warranties, covenants or agreements had been made by them.

(a) In General. Except as set forth below, all of the representations and warranties of Sellers and Buyer contained in this Agreement or any agreement or document executed and delivered pursuant to the terms of this Agreement shall survive the Closing hereunder and continue in full force and effect until March 31, 2010 (the “Survival Period”).

(b) Exceptions for Sellers. Notwithstanding the above, the Survival Period for the following representations and warranties of Sellers shall be as set forth below:

(i) the representations and warranties set forth in Sections 4.12 (Taxes), 4.14 (Employee Benefits) and 4.21 (Environmental Matters) shall survive the Closing hereunder and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations period;

(ii) the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict), 4.4 (Capitalization), 4.7 (Title to Properties; Shares; Encumbrances), 4.25 (Relationships with Related Persons), 4.26 (Brokers or Finders) and 4.31 (No Participations), shall survive the Closing hereunder without limitation as to time; and

(iii) claims for indemnification to the extent based on fraud or intentional misrepresentation by Sellers shall survive the Closing without limitation as to time.

(c) Covenants and Agreements. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

11.2. Indemnification by Sellers. Sellers, jointly and severally, will indemnify, defend and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Adverse Consequences arising directly or indirectly, from or in connection with:

(a) Representations and Warranties. Any Breach of any representation or warranty made by Sellers in this Agreement or the Sellers’ Closing Documents;

(b) Covenants and Obligations. Any Breach by the Company with respect to any covenants or obligations to be satisfied or complied with by the Company prior to or at the Closing, or by Sellers of any covenant or obligation of Sellers in this Agreement;

(c) Brokers. Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

(d) Disclosed Matters. Any Disclosed Matters.

11.3. Indemnification by Buyer. Buyer will indemnify, defend and hold harmless the Seller Indemnified Persons for, and will pay to the Seller Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a) Representations and Warranties. Any Breach of any representation or warranty made by Buyer in this Agreement;

(b) Covenants and Obligations. Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c) Brokers. Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(d) Personal Guarantees by Sellers. From and after Closing, any personal guarantees by the Sellers on any amounts owed by or liabilities of the Company which have not been released prior to the Closing Date including the Personal Guarantees; provided that no indemnification will be provided with respect to Sellers’ personal guarantees of any Liability or amount owed which is to be indemnified for pursuant to Section 11.2; and

(e) Scheduled Debt. From and after Closing, any Scheduled Debt not paid off at Closing.

11.4. Limitations on Indemnification.

(a) Indemnity Cap. Sellers’ liability for indemnification pursuant to Section 11.2(a) of this Agreement, and Buyer’s liability for indemnification pursuant to Section 11.3(a) shall be limited in total and in the aggregate to fifteen percent (15%) of the Base Purchase Price (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to (1) claims arising under the representations and warranties of Sellers listed in Section 11.1(b)(i) or Section 11.1(b)(ii), (2) claims for indemnification with respect to the Disclosed Matters or (3) claims for indemnification to the extent based on fraud or intentional misrepresentation.

(b) Indemnity Basket. Buyer shall not assert claims for indemnification under Section 11.2(a), and Sellers shall not assert claims for indemnification under Section 11.3(a), unless and until the aggregate of Adverse Consequences to be indemnified pursuant to either such Section exceeds one million five hundred thousand dollars ($1,500,000) at which point Sellers or Buyer, as the case may be, shall only be obligated with respect to such Adverse Consequences in excess thereof (the “Indemnity Basket”) subject to the Indemnity Cap; provided, however, that the Indemnity Basket shall not apply to (1) claims arising under the representations and warranties of Sellers listed in Section 11.1(b)(i) or Section 11.1(b)(ii), (2) claims for indemnification with respect to the Disclosed Matters or (3) claims for indemnification to the extent based on fraud or intentional misrepresentation.

(c) The provisions of this ARTICLE 11 shall be the exclusive remedy available to the Seller Indemnified Persons and the Buyer Indemnified Persons after the Closing in the event any such Person shall have a claim with respect to the matters covered by this Agreement. The preceding sentence shall not apply, however, to limit any claim or remedy which might be available to Buyer or Seller with respect to fraud committed against such party by the other party(ies) to this Agreement or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

11.5. Tax Indemnification.

(a) Except to the extent any Taxes have been previously paid or deposited by the Company on or prior to the Closing Date, the Sellers shall indemnify and hold the Buyer and its Affiliates, and the Company and their respective officers, directors, employees, agents, successors and permitted assigns (each a “Buyer Tax Indemnitee”) harmless from and against and shall reimburse each Buyer Tax Indemnitee for, any and all Taxes or other Adverse Consequences actually incurred, suffered or accrued at any time by any Buyer Tax Indemnitee arising out of or attributable to (i) any Liability for the Taxes of Company for any period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, (ii) all liabilities of the Company as a result of the applicability of Treas. Reg. §1.1502-6 or similar provisions of foreign, state or local Tax law for Taxes of the any other corporation affiliated with the Company on or prior to the Closing Date and (iii) any breach or misrepresentation with respect to the representations and warranties contained in Section 4.12 of this Agreement.

(b) Notwithstanding anything to the contrary herein, the indemnification provided in this Section 11.5 shall not be limited by the other provisions of this ARTICLE 11, including the Indemnity Cap and the Indemnity Basket and shall survive for the applicable statute of limitations plus ninety (90) days. In the case of Taxes that are payable with respect to any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i) the Parties hereto shall treat the Closing Date as the last day of such period (i.e., the parties hereto shall “close the books” on such date) and shall elect to do so if permitted by applicable Legal Requirement; and

(ii) the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be, (A) in the case of Taxes based on income or receipts determined under the closing of the books method and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax Legal Requirement) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 11.5(b)(ii).

11.6. Procedure for Indemnification. Subject to the other terms of this ARTICLE 11:

(a) Notice of Indemnifiable Loss. In the event that a Person entitled to indemnification under this ARTICLE 11 (the “Indemnified Party”) shall suffer any Adverse Consequences in respect of which indemnification may be sought under this ARTICLE 11 against the party required to provide indemnification under this ARTICLE 11 (the “Indemnifying Party”), the Indemnified Party must assert a claim for indemnification within the applicable Survival Period by a written notice which contains reasonably sufficient detail and information of the Indemnifiable Losses as then known (the “Notice of Indemnifiable Loss”) to the Indemnified Party. The Notice of Indemnifiable Loss must be provided to the Indemnifying Party as soon as practicable, but in no event later than 30 days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Indemnifiable Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this ARTICLE 11 except to the extent that the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such Notice of Indemnifiable Loss in such a timely manner.

(b) Third Party Claims.

(i) In the event that any third party (including any Governmental Body) asserts a claim against an Indemnified Party for which such Indemnified Party intends to seek indemnity from the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount thereof, if known, or an estimate thereof, if reasonably capable of estimation (the “Claim Notice”), but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this ARTICLE 11 except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.

(ii) The Indemnifying Party shall have thirty (30) days from the date of the Claim Notice to undertake, conduct and control the defense of such third party claim; provided, that pending the Indemnifying Party’s decision whether to exercise its right to undertake the conduct and control of the settlement or defense of any third party claim, the Indemnified Party shall undertake, conduct and control the settlement or defense thereof, through counsel of its own choosing if the failure to so act during such period might reasonably be expected to have a material adverse effect on the Indemnified Party, and provided further that the Indemnifying Party notifies the Indemnified Party, in writing, within such 30 days that the Indemnifying Party will assume the defense of the third party claim and pay all reasonable attorneys’ fees and other third party defense costs in connection therewith.

(iii) All costs and expenses incurred by the Indemnifying Party in defending such third party claim shall be paid by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party may participate in, but not control, any such defense or settlement, at its sole cost and expense. So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not settle such claim and any settlement in violation of this restriction shall nullify and make void and unenforceable the Indemnifying Party’s indemnification obligation hereunder. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such third party claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

(iv) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the settlement or defense thereof, the Indemnified Party shall have the right to conduct and control the defense thereof and to contest, settle or compromise the third party claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(v) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any third party claim unless: (x) such settlement or judgment includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all Liability with respect to such claim, (y) the relief provided in connection with such settlement or judgment effected by the Indemnifying Party is satisfied entirely by the Indemnifying Party, and (z) such settlement or judgment does not otherwise affect any Indemnified Party or require any relief other than monetary damages. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant books and records, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party, at its sole cost and expense, shall use commercially reasonable efforts to cooperate in the defense of all such claims.

(c) Environmental, Health & Safety Liabilities. In the event that any Buyer Indemnified Person is entitled to indemnification with respect to any Environmental, Health & Safety Liability pursuant to Section 11.2, the Sellers shall be entitled to control any Remedial Action or Proceeding related to such Liability (to the extent that Sellers provide the notices and otherwise comply with Section 11.6(b) with respect to the assumption or control of such Remedial Action or Proceeding), with consultants, advisors and other representatives including legal counsel reasonably acceptable to Buyer; provided, that, Sellers shall not be entitled to settle, compromise, or offer to settle or compromise any such claim if such settlement, compromise or offer to settle or compromise would not be permitted pursuant to Section 11.6(b)(v).

11.7. Insurance and Other Sources of Reimbursement. The amount of any Adverse Consequences for which indemnification is provided under this ARTICLE 11 shall be reduced by (i) the insurance proceeds received with respect to any such Adverse Consequence and (ii) any other amount, if any, recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Party (or its Affiliates) with respect to any Adverse Consequences less in the case of (i) and (ii) all reasonable costs of the Indemnified Party to collect such proceeds and any premium increases with respect to such policies as a result of such claims. If any Indemnified Party shall have been indemnified in full pursuant to this ARTICLE 11 with respect to any Adverse Consequence (without reduction for insurance or other proceeds), such Indemnified Party shall, upon written request by the Indemnifying Party, assign to such Indemnifying Party (to the extent of any indemnification payment received by the Indemnified Party) any claim which such Indemnified Party may have under any applicable insurance policy or other Contract which provides coverage for such Adverse Consequence to the extent of such indemnification payment. Such Indemnified Party shall reasonably cooperate (at the expense of the Indemnifying Party) to collect under such insurance policy or other Contract. If any Indemnified Party shall have received any indemnification payment from an Indemnifying Party pursuant to this ARTICLE 11 with respect to any Adverse Consequence and the Indemnified Party has been indemnified in full with respect to such Adverse Consequence (after application or other insurance proceeds as set forth in the first sentence of this paragraph) and has or shall subsequently have received insurance proceeds or other amounts with respect to such Adverse Consequence, which when added together with all other insurance (less all reasonable costs of collection and any premium increases) and other proceeds and indemnification amounts received is in excess of the amount of the Adverse Consequence (without reduction for insurance or other proceeds), then such Indemnified Party shall promptly pay over to the Indemnifying Party such excess, but not in excess of the amount previously so paid by the Indemnifying Party.

11.8. Purchase Price Adjustment. Payments received by any Party pursuant to this ARTICLE 11 shall be treated by the parties as an adjustment to the Purchase Price.

ARTICLE 12

GENERAL PROVISIONS

12.1. Expenses. Subject to Section 10.2(b), each of the Buyer and the Sellers will bear their respective fees and expenses relating to the Contemplated Transactions. The Sellers will bear all fees and expenses of the Company related to the Contemplated Transactions.

12.2. Public Announcements. Except as required by Legal Requirements or by any obligations pursuant to any listing agreement or rules of any national securities exchange, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as determined by Buyer and Sellers. Sellers, the Company and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

12.3. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer, Sellers and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by legal proceedings, (d) the use of such information is necessary in connection with Buyer’s financing for the Contemplated Transactions, or (e) disclosure is required by any listing agreement or rules of any national securities exchange. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or other electronic transmission (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers and the Company:	Wanzek Construction, Inc. c/o Jon Wanzek 16553 37th Street SE Fargo, ND 58103 Facsimile No.: (701) 282-6166

with a copy (which shall not constitute notice) to:	Fabyanske, Westra, Hart & Thompson P.A. 800 LaSalle Ave. Suite 1900 Minneapolis, MN 55402 Attention: Scott L. Anderson Facsimile No.: (612) 359-7602

Buyer:

MasTec North America, Inc.

c/o MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, FL 33134

Attention: Pablo A. Alvarez, Executive Vice President, Mergers and Acquisitions

Facsimile No.: (305) 406-1900

with a copy (which shall not constitute notice) to:	MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, FL 33134 Attention: Albert de Cardenas, Executive Vice President and General Counsel Facsimile No.: (305) 406-1947

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attention: David Barkus Facsimile No.: (305) 961-5724

12.5. Sellers’ Representative.

(a) Appointment. “Sellers’ Representative” means Jon L. Wanzek provided, that in the event of his death, resignation or physical or mental incapacity to act as Sellers’ Representative, “Sellers’ Representative” shall mean Kevin Gourde. Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement, and the Escrow Agreement and acknowledges that such appointment is coupled with an interest. Sellers’ Representative hereby accepts such appointment and authorization.

(b) Authority. Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Sellers’ Representative under this Agreement; authorizes the Sellers’ Representative to assert claims, make demands and commence actions on behalf of Sellers under this Agreement, dispute or to refrain from disputing any claim made by Sellers, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind Sellers in so doing), give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this Agreement, and perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Sellers’ Representative in this Agreement. Each of the Sellers hereby expressly acknowledges and agrees that the Sellers’ Representative has the sole and exclusive authority to act on such Seller’s behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of the Sellers’ Representative in respect to any such matter. Buyer, the Company (after the Closing) and the Escrow Agent shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement, and the Escrow Agreement without any liability to, or obligation to inquire of, any of Sellers. All notices, counter notices or other instruments or designations delivered by any Seller in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force or effect whatsoever and Buyer, the Company (after the Closing), the Escrow Agent and any other Person may proceed without regard to any such document.

12.6. Exhibits and Schedules. All Exhibits and Disclosure Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Except as expressly set forth on the attached Disclosure Schedules, the definitions contained in the Agreement are incorporated therein by reference. The disclosures in the Disclosure Schedules, and those in any supplement thereto, will be set forth with respect to the representations and warranties in the Section of the Agreement to which they relate provided, that any disclosure made with respect to any particular Section of this Agreement shall be deemed a disclosure with respect to any other Section of this Agreement if the application of such disclosure to such other Section is reasonably apparent on the face of such disclosure. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.7. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF FLORIDA. EXCEPT AS SET FORTH IN SECTION 7.1(G), COURTS WITHIN THE STATE OF FLORIDA (LOCATED WITHIN THE COUNTY OF MIAMI-DADE) WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

12.8. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.9. No Third Party Beneficiaries. Except as set forth in ARTICLE 11, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

12.10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

12.11. Entire Agreement and Modification. This Agreement supersedes all prior and contemporaneous agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written instrument signed by Buyer and Sellers.

12.12. Assignments and Successors. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer or any lender to Buyer; provided, however, that no such assignment by Buyer shall release or relieve Buyer of any obligation or liability hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.14. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule, such reference is to an Article or Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; the Exhibits and Schedules form part of and shall have effect as if set out in this Agreement and any reference to this “Agreement” includes the Exhibits and the Schedules; (b) the table of contents and headings for this Agreement, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (g) references to a Person are also to its successors and permitted assigns; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) the term “Dollars” or “$” shall refer to the currency of the United States of America; and (j) all references to time, except as set forth in Section 3.1, shall refer to Central Standard Time. The Parties have participated jointly in the negotiation and drafting of this Agreement and the agreements and instruments to be delivered pursuant hereto. This Agreement and such agreements and instruments shall not be construed for or against any Party by reason of the authorship of any provision hereof or by reason of the status of the respective Parties.

12.15. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to enter into this Agreement.

12.16. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.17. Limited Guarantee. The Guarantor hereby unconditionally and absolutely guarantees the full and punctual payment of all payment obligations of Buyer before, after and at the Closing; provided, that if the Closing does not occur, under all circumstances Guarantor’s Liability hereunder shall be limited to the Termination Fee, to the extent unpaid by Buyer.

12.18. Specific Performance. Buyer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that the Company is a unique asset, with value to Buyer’s business not readily quantifiable and any breach by Sellers and/or the Company which causes the Closing not to occur will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer. Sellers, the Company and Sellers’ Representative covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 12.18.

12.19. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the attorneys’ fees, costs and necessary disbursements of the Parties shall be apportioned between the Parties based on the degree to which each Party’s claims were unsuccessful.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

Buyer:	MASTEC NORTH AMERICA, INC.

	By:	/s/ Jose R. Mas
	Name:	Jose R. Mas
	Title:	President and Chief Executive Officer

Guarantor:	MASTEC, INC., solely with respect to Section 12.17

	By:	/s/ Jose R. Mas
	Name:	Jose R. Mas
	Title:	President and Chief Executive Officer

Company:	WANZEK CONSTRUCTION, INC.

	By:	/s/ Jon L. Wanzek
	Name:	Jon L. Wanzek
	Title:	President

Sellers:	Trust B under the Amended and Restated Living Trust
of Leo Wanzek dated February 2, 2000

		By:	/s/ Jon Wanzek
		Name:	Jon Wanzek
		Its:	Trustee

[Signature Page to Stock Purchase Agreement]

Wanzek Construction 2008 Irrevocable Trust

	By:	/s/ Jon Wanzek
	Name:	Jon Wanzek
	Its:	Administrative Trustee

	By:	/s/ Kevin Gourde
	Name:	Kevin Gourde
	Its:	Independent Trustee

/s/ Janet L. Wanzek
Janet L. Wanzek, an individual

/s/ Jon L. Wanzek
Jon L. Wanzek, an individual

Jon L. Wanzek Two-Year Irrevocable Annuity Trust

	By:	/s/ Jon Wanzek
	Name:	Jon Wanzek
	Its:	Trustee

	By:	/s/ Kevin Gourde
	Name:	Kevin Gourde
	Its:	Independent Trustee

Sellers’ Representative:

/s/ Jon L. Wanzek
Jon L. Wanzek, as Sellers’ Representative

[Signature Page to Stock Purchase Agreement]